Exhibit 10.7

LICENSE AND SUPPLY AGREEMENT

Among

The CODESMARTTM GROUP, Inc.
103 Waters Edge
Congers, NY 10920

And

Amerinet Choice, L.L.C.
Two City Place, Suite 400
St. Louis, MO 63141

And

Amerinet, Inc.
Two City Place, Suite 400
St. Louis, MO 63141

Amerinet Choice Contract Number: AS10210_

Supplier Internal Contract Number: AS10210

Contract Start Date: 5/1/13
Contract End Date: 4/30/16

Amerinet Choice License & Supply Agreement
Table of Contents

Contents

1.	Definitions	1
2.	Reservation of Right	3
3.	Supplier’s Offer	3
4.	Acceptance of Offer	4
5.	Participating Facilities	4
6.	Supply and Pricing	4
7.	Fill Rate	4
8.	Order Fill Time	4
9.	Competitive Products/Suppliers	4
10.	No Disruption of Relationship with Participating Facilities	4
11.	Custom Contracting	5
12.	Substitute Products	5
13.	Product Title and Shipping Charges	5
14.	Distribution Through Authorized Distributors	5
15.	Distribution Directly to Participating Facilities	5
16.	Independent Product Testing	5
17.	Material Safety Data Sheets	5
18.	Emergency Service/Disaster Plan	5
19.	Product Registration	5
20.	Quality Assurance	5
21.	Certificate of Compliance	5
22.	License to Use Marks	6
23.	Right to Audit Facilities and Operations	8
24.	Membership Recognition	8
25.	Member Services	9
26.	Electronic Data	9
27.	Recognition of Amerinet as GPO for Participating Facilities	9
28.	Term	10
29.	Termination With Cause	10
30.	Termination Without Cause	11
31.	Alternate or Additional Suppliers	11
32.	Rights and Obligations Following Termination	11
33.	Agreement Activity Report	11
34.	Rebates to Participating Facilities	12
35.	License Fees	12
36.	Information Services Reporting Specifications	13
37.	Fee Surcharges	13
38.	Estimated Agreement Administrative Fees and/or License Fees	14
39.	Administrative Damages	14
40.	Tiered Pricing	14
41.	Right to Audit	14
42.	Access to Books and Records	14
43.	Assignment	15
44.	Product Warranty	15
45.	Intellectual Property Warranty	15
46.	Product Returns	15
47.	Product Recall	15
48.	Shelf Life	15
49.	Compliance with Legal Requirements	15

Supplier Initials	i	Amerinet Initials

Revised: 7/18/12

50.	Supplier Code of Conduct	16
51.	Indemnification	16
52.	Disclaimer	16
53.	Insurance	16
54.	Product Samples Provided Upon Request	17
55.	Marketing, Sales Literature and Samples	17
56.	New/Improved Product	17
57.	New Clinical Developments	17
58.	Product Discontinuation or Changes	17
59.	Deletion of Products by Amerinet Choice and Amerinet	17
60.	Notice to Amerinet Choice	17
61.	Notice to Amerinet	18
62.	Notice to Supplier	18
63.	Confidentiality	18
64.	Force Majeure	19
65.	No Collusion	19
66.	Independent Contractors	19
67.	Unenforceable Provision	19
68.	Non-Waiver of Provisions	19
69.	Governing Law	19
70.	Arbitration	19
71.	Entire Agreement	19
72.	Amendment	20
73.	Signature of Duly Authorized Representative	20
74.	Counterparts	20
75.	Surcharges or Price Adjustments	20

EXHIBIT 1	MARKS	22

EXHIBIT A	SUPPLIER RESPONSE DOCUMENT	23

SECTION I	SUPPLIER REGISTRATION, VERIFICATION, AND CREDENTIALING	24
SECTION II	SUPPORT OF GS1 STANDARDS	25
SECTION III	PRICING & ENVIRONMENTAL PRODUCT/SERVICE	27
SECTION IV	SUPPLIER INFORMATION	27
SECTION V	MEMBER PARTICIPATION	31
SECTION VI	PARTICIPATING FACILITIES DESIGNATION, LOADING AND RECOGNITION PROCEDURE	32
SECTION VII	CONTRACT REPORTING	33
SECTION VIII	REBATE REPORT	34
SECTION IX	SUPPLIER’S REPORTING PERIOD AND METHOD	34
SECTION X	BUSINESS CLASSIFICATION INFORMATION	35
SECTION XI	HIPAA READINESS	37
SECTION XII	GROUP DESIGNATION FORM	38
SECTION XIII	EXCLUSIVE GROUP FORM	39
SECTION XIV	SURCHARGE OR PRICE ADJUSTMENT POSITION STATEMENT	40
SECTION XV	SUPPLIER AUDIT FORM	41

Supplier Initials	ii	Amerinet Initials

Revised: 7/18/12

This LICENSE & SUPPLY AGREEMENT is made and entered into as of the Commencement Date (defined below) by and among Amerinet, Inc. ("Amerinet"), Amerinet Choice, L.L.C. ("Amerinet Choice"), and The CODESMARTTM GROUP, Inc. ("Supplier").

WHEREAS, Amerinet is a group purchasing organization ("GPO") which enters into arrangements for the purchase of products and services on behalf the member facilities served by Amerinet’s shareholder/patron organizations—namely, Administrative Resources, Inc. d/ba/ Amerinet Central, IHC Health Services, Inc., and Amerinet Group Purchasing, LLC (collectively, the "Patrons"); and

WHEREAS, Amerinet Choice is a wholly owned subsidiary of Amerinet; and

WHEREAS, Amerinet and Amerinet Choice share a common objective to secure agreements with suppliers that provide the members served by the Patrons with products and services of optimum quality and price; and

WHEREAS, Supplier desires to provide products and services in ICD-10 education, ICD-10 transition project management, outsourced remote medical coding, and Medical Coding/Revenue Clinical Documentation Training to the member facilities served by the Patrons; and

WHEREAS, Amerinet is the owner of all right, title and interest in, to and under the Marks (defined below); and

WHEREAS, Amerinet has granted to Amerinet Choice a license to use and sublicense the Marks; and

WHEREAS, Amerinet Choice is willing to grant to Supplier a sublicense to manufacture, distribute, market and/or sell certain Products (defined below) to Authorized Dealers (defined below) and/or Participating Facilities (defined below) which (1) bear or include the Marks, or (2) appear in the Catalog (defined below), and Supplier desires to provide such Products to such Authorized Distributors and/or Participating Facilities pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, Amerinet Choice, Amerinet, and Supplier agree as follows:

Definitions

1.	Definitions. Unless otherwise defined in the text of this Agreement, capitalized terms used herein shall have the meaning ascribed to them in this Paragraph 1:

a)
Agreement or License Agreement means this License and Supply Agreement, as signed by Supplier, Amerinet Choice, and Amerinet, together with the completed and signed Supplier Response Document (defined below), the form of which is attached hereto as Exhibit A).

b)
Agreement Activity Report means the reports Supplier is required to submit to Amerinet, specifying all Sales (defined below) under this Agreement. Such reports shall be substantially in the form specified in the Supplier Response Document.

c)
Agreement Administrative Fee means the amount or percentage of Sales which Supplier agrees to remit to Amerinet pursuant to this Agreement, or pursuant to any other arrangement between Supplier and a Participating Facility.

d)
Agreement Period means the period beginning on the Commencement Date (defined below), and ending on the earlier of (1) the End Date (defined below), or (2) the date of termination pursuant to the termination provisions of Paragraphs 29 and 30 below.

e)
Agreement Price means the Supplier’s price (before distribution fees, if applicable) for all Products covered by this Agreement, as negotiated and agreed to in this Agreement by Amerinet Choice, Amerinet, and Supplier.

f)	Authorized Distributor means those dealers, distributors and/or wholesalers authorized in writing by Amerinet to distribute Products at Amerinet agreement pricing to Participating Facilities.

Amerinet Choice, L.L.C.	1
License and Supply Agreement		Revised: 7/18/12

Supplier Initials	Amerinet Initials

g)
Bilateral Agreement means a separate agreement or letter of commitment between Supplier and any Participating Facility, entered into at any time during the Agreement Period, which includes any Products provided pursuant to this Agreement.

h)	Catalog means the catalog of Products which Amerinet Choice publishes and distributes from time to time to Authorized Distributors and/or Participating Facilities;

i)	Commencement Date means May 1, 2013 , the date this Agreement goes into effect.

j)
Discrepancy Notice means a written notice provided by Supplier to Amerinet, identifying all Participating Facilities which, according to Supplier’s records, are members of a group purchasing organization other than Amerinet.

k)	End Date means April 30, 2016 , the date this Agreement is scheduled to expire, subject to the termination provisions of Paragraphs 29 and 30 below.

l)	Implementation Date means «Implement_Date» the calendar date when the Products shall be available for delivery and sale to the Authorized Dealers and/or Participating Institutions.

m)
Exclusive Group Form means a form utilized by a Participating Facility to inform Supplier that such Participating Facility wishes to be considered an exclusive group member of Amerinet, and that Supplier should remove such Participating Facility from any other group purchasing organization’s membership roster. The Exclusive Group Form shall be substantially in the form set forth in the Supplier Response Document.

n)
Federal Healthcare Program means any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded in whole or in part by any agency of the United States Government or any State health care program.

o)	Fill Rate – Intentionally Deleted

p)	Force Majeure Event means a natural disaster, work stoppage, actions or decrees of governmental bodies or communications failures not the fault of any party hereto.

q)
Group Designation Form means a form utilized by Amerinet to inform Supplier that a Participating Facility has chosen to purchase Products covered under the Agreement. The Group Designation Form shall be substantially in the form set forth in the Supplier Response Document.

r)
License Fee means the amount Supplier agrees to remit to Amerinet Choice pursuant to this Agreement, in exchange for Amerinet Choice granting Supplier (1) a sublicense to manufacture, distribute, market and/or sell Products bearing or including the Marks to Authorized Distributors and/or Participating Facilities, and/or (2) a right to include (with Amerinet Choice’s prior approval) certain designated Products in the Catalog.

s)
Marks means the trademarks, service marks, and/or trade names set out on Exhibit 1 attached hereto and incorporated by reference herein, whether common law or negotiated, as such Exhibit 1 may be amended from time to time by Amerinet Choice in writing that are a fixed to products or services, portfolio, or catalogs of products, websites, etc.

t)	Member means a Participating Facility of Amerinet identified on the Membership List.

u)	Membership List means the list of Participating Facilities to be provided by Amerinet to Supplier pursuant to Paragraph 24 hereto, as updated by Amerinet from time to time.

v)	Order Fill Time –Intentionally Deleted

w)
Participating Facility or Facilities means one or more Members represented by Amerinet and served by the Patrons, as identified on the Membership List, and all subsidiaries, divisions, affiliates, and other entities associated with such Participating Facility or Facilities.

x)
Private Label Products means those Products, if any, which the parties hereto agree will bear, or be sold or otherwise distributed in connection with, the Marks, as specified in Exhibit 1 to this Agreement, "Products to be Sold or Distributed with the Marks."

Amerinet Choice, L.L.C.	2
License and Supply Agreement		Revised: 7/18/12

Supplier Initials	Amerinet Initials

y)
Services means «Product_Category» any and all services (including, but not limited to, Private Label services) furnished by Supplier, and made available by Supplier to Participating Facilities pursuant to this Agreement.

z)	Rebate –Intentionally Deleted

aa)	Registration –Intentionally Deleted

bb)
Reporting Period means the periodic time interval, as designated by Supplier in its Supplier Response Document, in which Supplier will regularly (1) report Sales and rebates to Amerinet, as provided in paragraphs 33 and 35 below, (2) pay Agreement Administrative Fees to Amerinet, as provided in paragraph 34 below, and (3) pay License Fees to Amerinet Choice, as provided in paragraph 36 below.

cc)	Sales means the gross amount billed by Supplier to Participating Facilities and Authorized Distributors for Products.

dd)
Supplier Branded Services means those services, if any, which the parties agree will be included in a portfolio of services that bears the supplier’s label that will be included in an Amerinet Choice portfolio which bears the Amerinet Choice marks.

ee)
Supplier Response Document means the document attached as Exhibit A to this Agreement, as completed and signed by Supplier and submitted to Amerinet Choice and Amerinet as an integral part of Supplier’s Offer (defined in Paragraph 3 below).

Offer and Acceptance

2.
Reservation of Right. Supplier agrees that Amerinet Choice and Amerinet, acting in their best interests and the best interests of Participating Facilities, reserve the right (without any obligation), at any time before final execution of this Agreement, to:

a.	Accept Supplier’s and/or any competing proposals which Amerinet Choice and Amerinet determine, in their sole and absolute discretion, to be the most satisfactory for their purposes;

b.
Reject all or any portion of Supplier’s proposal, including any exceptions or changes to the terms and conditions of this Agreement or the Supplier Response Document, which Amerinet Choice and Amerinet determine, in their sole and absolute discretion, to be unsatisfactory;

c.
Accept or reject all or any portion of any other Supplier’s proposal which Amerinet Choice and Amerinet determine, in their sole and absolute discretion, to be the most satisfactory for their purposes;

d.	Seek other agreements (from Supplier and/or others) as part of this License Agreement or another contract or agreement;

e.	Require Supplier or any proposed assignee of Supplier to undergo the registration, verification, and credentialing process set forth in Section 1 of the Supplier Response Document.

f.	Require Supplier to comply with GS1 standards as set forth in Section 2 of the Supplier Response Document.

3.
Supplier’s Offer. Supplier’s submission of this signed License Agreement to Amerinet Choice and Amerinet, together with Supplier’s submission of its completed and signed Supplier Response Document (attached as Exhibit A hereto) shall constitute an irrevocable offer by Supplier on the terms and conditions set forth in such License Agreement and Supplier Response Document (together, Supplier’s signed License Agreement and its signed Supplier Response Document are hereafter referred to as "Offer‖). The Offer shall remain open for acceptance or rejection by Amerinet Choice and Amerinet for a period of ninety (90) days immediately following the date established by Amerinet Choice and Amerinet as the deadline for submission of such offers. To the extent applicable, Supplier must submit its Offer in electronic format. However, the signature pages of (a) this License Agreement, and (b) the Supplier Response Document, must be signed by a duly authorized representative of Supplier and submitted as original documents to Amerinet Choice and Amerinet in printed, hardcopy format.

Amerinet Choice, L.L.C.	3
License and Supply Agreement		Revised: 7/18/12

Supplier Initials	Amerinet Initials

4.
Acceptance of Offer. If Amerinet Choice and Amerinet accept Supplier’s Offer, they shall do so by delivering to Supplier a copy of this License Agreement signed by duly authorized representatives of Amerinet Choice and Amerinet. Such delivery shall serve as Supplier’s official notification that Amerinet Choice and Amerinet have accepted Supplier’s Offer as set forth in its signed License Agreement and its signed Supplier Response Document. Supplier acknowledges that Amerinet Choice and Amerinet have materially relied upon all representations, warranties and agreements made by Supplier in its Offer, including all terms of the License Agreement and the Supplier Response Document, and that all such representations, warranties and agreements will survive Amerinet Choice’s and Amerinet’s acceptance of the Offer.

Supplier Obligations

5.
Participating Facilities. During the Agreement Period, Supplier shall offer and sell all of its Services to all Participating Facilities identified on the Membership List, on the terms and conditions set forth in this Agreement. Except for the exclusions specifically reserved by the Supplier in its Supplier Response Document, Supplier guarantees that all benefits of this Agreement shall be granted to each and every Participating Facility for the duration of the Agreement Period. Further, upon request of any Participating Facility, Supplier shall offer and sell any such Services, on the terms and conditions set forth in this Agreement, to any contractor or subcontractor of such Participating Facility. If Supplier refuses to make available any such Services to any Participating Facility on the terms and conditions set forth in this Agreement, Supplier shall be in material breach of this Agreement, as provided in Paragraph 29 below.

6.
Supply and Pricing. Supplier’s submission of this signed License Agreement and its signed Supplier Response Document shall constitute Supplier’s guarantee to supply all of its Services to Participating Facilities during the Agreement Period, and on the terms, conditions, and prices specified herein and in the Supplier Response Document. Supplier further agrees that the price paid by any Participating Facility for any Service under this Agreement shall be equal to or lower than the price that would be paid by that Participating Facility under the terms of any other agreement or arrangement which Supplier has offered to any other GPO, group, person, or entity.

7.	Fill Rate. Intentionally Deleted

8.	Order Fill Time. Intentionally Deleted

9.	Competitive Products/Suppliers.- Intentionally Deleted

10.
No Disruption of Relationship with Participating Facilities. Supplier shall not offer, persuade, or seek to induce any Participating Facility to terminate its status or relationship with Amerinet Choice or Amerinet in any manner or form whatsoever, including, but not limited to, offering more favorable prices, terms, or conditions directly to such Participating Facility except as expressly permitted by Paragraph 11 below. In addition, any Participating Facility desiring to avail itself of the pricing, terms, and conditions described in this Agreement may, at its option and without penalty or acceleration of costs or fees, immediately terminate any other agreement or arrangement it has with Supplier (or any affiliate of Supplier) for the purchase of Services covered by this Agreement, for the sole purpose of participating in the group purchasing arrangement established in this Agreement. Supplier’s failure to comply with the requirements of this Paragraph shall constitute a material breach of this Agreement as provided in Paragraph 29 below, and shall be sufficient cause for Amerinet Choice and Amerinet to terminate this Agreement and/or to seek damages from Supplier for loss of all actual and prospective License Fees and Agreement Administrative Fees resulting directly or indirectly from such Supplier breach.

Amerinet Choice, L.L.C.	4
License and Supply Agreement		Revised: 7/18/12

Supplier Initials	Amerinet Initials

11.
Custom Contracting. Notwithstanding the provisions of Paragraph 9 above, Supplier may offer a Participating Facility more favorable prices, terms, and conditions than specified in this Agreement only in the following circumstances.

a)	Where the more favorable terms are included in an Amerinet OPTIONS agreement; or

b)
Where the Participating Facility qualifies for more favorable terms by committing to defined purchasing levels from Supplier (different from those made by other Participating Facilities) pursuant to one or more specific and defined programs offered by Supplier through Amerinet to one or more eligible Participating Facilities; or

c)	Where Supplier’s more favorable terms are necessary to respond to a demonstrated competitive offer or need; or

d)	In any other circumstance approved by Amerinet Choice and Amerinet in advance and in writing.

In all circumstances of custom contracting, Supplier shall report sales and pay administrative fees to Amerinet in accordance with Paragraph 25.

12.
Substitute Products. Supplier shall furnish only those Services specified in this Agreement, and shall not furnish an alternate or substitute Service to Participating Facility without the prior written approval of Amerinet Choice and Amerinet, except as follows:

a)
With respect to Private Label Services, Supplier shall provide its equivalent branded label services (currently provided for in an agreement by and between Supplier and Amerinet in contract number «Amerinet_Contract_Number_Base» to Participating Facilities from the Commencement Date until the Implementation Dates of such Private Label Services. Until such Implementation Date, Supplier shall remit to Amerinet an Agreement Administrative Fee for all Sales of Supplier's branded label services pursuant to this provision; and

b)
If, after the Implementation Date, Supplier is temporarily unable to provide one or more Service then Supplier may substitute its equivalent branded label service (currently provided pursuant to an agreement by and between Supplier and Amerinet in contract number «Amerinet_Contract_Number_Base»; however, Amerinet Choice pricing shall still be used) until such time as Supplier is able to provide such Services. Supplier shall remit Agreement Administrative Fees to Amerinet for all Sales of Supplier’s branded label services during such time that Supplier was unable to provide the Services, such that Agreement Administrative Fees are calculated on the total Sales of the Services and Supplier's branded label services during such period(s).

13.	Product Title and Shipping Charges. Intentionally Deleted

14.	Distribution Through Authorized Distributors. Intentionally Deleted

15.	Distribution Directly to Participating Facilities. Intentionally Deleted-

16.	Independent Product Testing. Intentionally Deleted

17.	Material Safety Data Sheets. Intentionally Deleted

18.	Emergency Service/Disaster Plan. Intentionally Deleted Licensing and Trademark

19.	Product Registration. Intentionally Deleted

20.	Quality Assurance. Intentionally Deleted

21.	Certificate of Compliance. Intentionally Deleted

Amerinet Choice, L.L.C.	5
License and Supply Agreement		Revised: 7/18/12

Supplier Initials	Amerinet Initials

22.
License to Use Marks. Subject to the terms and conditions of this Agreement, Amerinet Choice hereby grants to Supplier, and Supplier hereby accepts from Amerinet Choice, a revocable, non-exclusive license to, during the Agreement Period, use the Marks solely upon or in connection with the manufacture, distribution, marketing, and sale of the Private Label or Supplier Branded Services to Participating Facilities in the Territory (defined below); provided, however, that Supplier shall have no right to sublicense the use of any of the Marks without the prior written consent of Amerinet Choice. The "Territory" means and is limited to the United States of America, including its respective territories and possessions. Supplier shall not solicit or sell any Private Label Service to any customer located outside the Territory nor sell to any customer within the Territory for delivery, use, or resale outside of the Territory. The following provisions further describe and define Supplier’s license to use the Marks herein granted:

a)
Supplier acknowledges and agrees that (i) Amerinet Choice is the owner of, or has been granted a license to, the Marks, and that Supplier has no ownership, proprietary, or other right or interest in the Marks except the right to use the Marks as provided in this Agreement, (ii) all usage of the Marks by Supplier shall inure to the benefit of Amerinet and/or Amerinet Choice, (iii) Supplier shall not, directly or indirectly, contest the ownership or the validity of the Marks, or induce, aid, or abet others to contest Amerinet’s or Amerinet Choice’s ownership of the Marks or the validity of the Marks, (iv) the name of Supplier or any other name, trademark, or service mark shall not be used in connection with any Private Label Service without the prior written consent of Amerinet Choice, except as may be otherwise required by law, and (v) Supplier agrees not to alter, erase, deface, or overprint any Mark on anything provided by Amerinet Choice.

b)
The license granted by Amerinet Choice to Supplier hereunder is non-exclusive. Amerinet Choice reserves to itself, both during the Agreement Period and thereafter, all rights to use the Marks for any purposes within and/or without the Territory, and further reserves the right to license the Marks to third parties for any other purposes within and/or without the Territory. Except in the case of a Mark that is canceled, the license granted herein shall continue on the same terms if (i) United States federal trademark or other trademark registrations are subsequently issued anywhere in the world for any Mark that is currently unregistered, or (ii) any current federal or other registration issued anywhere in the world on any Mark expires or otherwise terminates.

c)
The parties acknowledge and agree that use of the Marks on the Internet by Supplier (including use on one or more web sites) shall not constitute use outside the Territory; provided that such use is not explicitly directed at customers outside the Territory.

d)
Supplier will not use the name "Amerinet," "Amerinet Choice," or any of the Marks as part of any Internet domain name without the express prior written consent of Amerinet Choice and Amerinet, and Supplier agrees to transfer any such domain name to Amerinet Choice and Amerinet promptly upon their written request.

e)
In connection with its use of the Marks, Supplier shall conduct its business in a manner which will uphold and enhance the reputation of the Marks, Amerinet, and Amerinet Choice in the marketplace, and Supplier shall not engage in or permit any commercial or other practices, including, without limitation, any advertising activities in connection with the Marks, which may tend to impair or injure the value of the Marks or injure the goodwill of Amerinet Choice or Amerinet.

f)
Supplier agrees that the nature and quality of all Private Label or Supplier Branded Services shall conform to standards set by and be under the control of Amerinet Choice. At a minimum, all such Private Label Services will be of high quality, at least equivalent to the high quality of Supplier’s comparable branded label services Supplier agrees to cooperate with and offer reasonable assistance to Amerinet Choice in facilitating Amerinet Choice’s control of such quality, including, without limitation, permitting reasonable inspection of Supplier’s operations.

g)
Supplier’s use of the Marks shall at all times be subject to review and approval by Amerinet Choice. Nothing herein contained shall modify Amerinet Choice’s sole right to determine the proper form and manner of use of the Marks. In furtherance of the foregoing, but without limiting the generality thereof:

(i)
Supplier agrees to use the Marks in strict compliance with the specifications, standards, procedures, guidelines and instructions prescribed by Amerinet Choice, as they may be amended from time to time by Amerinet Choice. If no such specifications, standards, procedures, guidelines and instructions are applicable, then the standard described in Paragraph 22(d) above shall apply, or, if that standard is inapplicable, for any reason, then best industry standards and practices shall apply.

Amerinet Choice, L.L.C.	6
License and Supply Agreement		Revised: 7/18/12

Supplier Initials	Amerinet Initials

(ii)
Supplier shall legibly apply a Mark or Marks to every brochure, advertising, or other materials and to every unit of issue, carton, case, and package of every Private Label Service or in the case of Supplier Branded services affixed to a catalog or portfolio of services Further, all such Services shall be manufactured, distributed, marketed or sold under this Agreement in accordance with specifications, standards, and operating procedures prescribed by Amerinet Choice. Except as otherwise expressly permitted in this Agreement, Supplier shall not use the Marks in or in connection with any advertising material, ads, service information, packaging, web pages, or similar materials without the prior written consent of Amerinet Choice. Prior to any use of such advertising promotional materials, Supplier shall provide a specimen of such materials to Amerinet Choice for its approval. Amerinet Choice may provide guidelines or procedures with respect to such approval process and Supplier agrees to comply with such guidelines and/or procedures.

(iii)
Supplier shall provide Amerinet Choice with a sample of and specifications for each Private Label and Supplier Branded Service that Supplier proposes to distribute, market, or sell under this Agreement for approval by Amerinet Choice promptly upon Supplier’s decision to develop or proceed with such Private Label or Supplier Branded Service. Supplier shall not develop or proceed with any such Private Label Service until Amerinet Choice, in its sole and absolute discretion, has approved development of such a Service in writing. Supplier shall also provide Amerinet Choice with a sample of specifications for each Private Label Service prior to the marketing, sale, or other distribution of any such Service Supplier shall not proceed with the marketing, sale, or other distribution of any Private Label Service until Amerinet Choice, in its sole and absolute discretion, has approved of the marketing, sale, or other distribution of such a Service in writing. Amerinet Choice may provide guidelines or procedures with respect to its above-described approval process, and Supplier agrees to comply with such guidelines and/or procedures. Amerinet Choice shall have no obligation to return or pay Supplier any fee for any sample so provided. Furthermore, Amerinet Choice shall have no liability or responsibility with respect to any Service its quality, or design, whether or not Amerinet Choice approves a finished sample of such item.

(iv)
Supplier agrees that, upon receipt of written notice from Amerinet Choice, Supplier shall promptly terminate or discontinue any particular use of a Mark that Amerinet Choice, in its sole and absolute discretion, determines does not meet its specifications, standards, procedures, guidelines, or instructions.

h)
Amerinet Choice, either directly or indirectly, shall have the right to control exclusively the registration and any other protection for the Marks. In the event Supplier becomes aware of any apparent infringement or challenge to any Mark or claim by any person of any right in any Mark or similar trade name or trademark, Supplier shall promptly notify Amerinet Choice. Supplier shall not communicate with any person other than Amerinet Choice in connection with any such apparent infringement, challenge, or claim. Amerinet Choice shall have sole discretion to take such responsive action as it deems appropriate, and Amerinet Choice shall have the right to control exclusively any litigation or other proceeding arising out of any such apparent infringement, challenge, or claim. Supplier agrees to execute any and all instruments and documents, render such assistance and do such acts and things as, in the opinion of Amerinet Choice or its counsel, may be necessary or advisable to protect and maintain the interests of Amerinet Choice or Amerinet in the Marks.

i)
Supplier will not, on or after expiration of the Agreement Period or earlier termination of this Agreement, use the Marks, directly or indirectly; provided, however, that Amerinet Choice grants to Supplier a limited, revocable, non-exclusive license to use the Marks solely upon or in connection with the manufacture, distribution, marketing, and sale of Private Label Service inventory when applicable and manufacturing supplies then in its possession which had been printed or labeled with the Marks to Authorized Distributors and/or Participating Facilities for a period of ninety (90) days after the effective date of such termination, subject to the provisions of this Paragraph 22 and this Agreement. At the end of such ninety (90) day period, Supplier shall immediately cease any and all use of the Marks and comply with any instructions from Amerinet Choice regarding removal of the Marks from Private Label Services, return of Private Label Services to Amerinet Choice without cost to Amerinet Choice, and/or destruction of Private Label Services

Amerinet Choice, L.L.C.	7
License and Supply Agreement		Revised: 7/18/12

Supplier Initials	Amerinet Initials

23.
Right to Audit Facilities and Operations. Throughout the Agreement Period, Amerinet Choice and Amerinet retain the right to audit or have their agents audit Supplier’s facilities, operations, systems, and records to observe Supplier’s compliance with practice regulations, quality system regulations, and all other laws, regulations, orders, and guidelines of all regulatory authorities applicable to the Services. In addition to the above, said audit or inspection shall include the information and operational data as identified in the Supplier Response Document. Supplier shall, during regular business hours and upon reasonable notice, permit Amerinet Choice, Amerinet, and their respective agents to visit and remain at Supplier’s facilities to inspect and determine compliance with the terms of this Agreement. Observations of such inspection and/or audit will be discussed with Supplier and corrective action shall be agreed upon and implemented as soon as possible thereafter. Supplier shall cooperate and disclose to Amerinet Choice, Amerinet, or their respective agents any information necessary to ascertain compliance with the applicable standards, laws, and regulations as described in this Paragraph. Supplier agrees to pay any and all expenses to cover the cost of an initial audit and/or inspection, and any subsequent audit and/or inspection due to a warning, cessation, or closure by any regulatory authorities relating to the service. . Such audit or inspection shall be performed by no more than two individuals and shall not exceed five (5) days. If such audit or inspection reveals that Supplier is not in compliance with regulations, orders, and guidelines of any regulatory authorities applicable to the manufacture of any Service Amerinet Choice and Amerinet have the right to terminate this Agreement immediately without penalty and without reimbursement of any costs to Supplier.

Participating Facility Matters

24.	Membership Recognition. Upon execution of this Agreement by Amerinet

Choice and Amerinet:

a)
Amerinet shall provide its current Membership List to Supplier via a secure web portal or other electronic transmissions. Prior to the Commencement Date, Supplier shall enter each Participating Facility identified on the Membership List into its reporting and information systems. Thereafter, at least once per month throughout the Agreement Period, Amerinet shall provide Supplier with any additions or deletions to the Membership List. Supplier shall load all such Membership List updates into its reporting and information systems by the close of the month received.

b)
Supplier represents and warrants to Amerinet Choice and Amerinet that its signed Supplier Response Document attached as Exhibit A hereto includes a complete and accurate description of Supplier’s process and procedure for recognizing and entering into its reporting systems the designation of a given Member as a Participating Facility for purposes of, among other things, (1) the extension of the terms and conditions of this Agreement to Participating Facilities, (2) the creation and production of Agreement Activity Reports, (3) the calculation and payment of Agreement Administrative Fees, and (4) the calculation and payment of License Fees.

c)
As soon as practicable, but in no event later than thirty (30) days after Supplier receives a signed Group Designation Form (or an update to the Membership List), Supplier shall update and correct its reporting and information systems as specified therein and shall notify each Authorized Distributor of any addition or deletion to the Membership List. If Supplier fails to comply with this obligation, then upon expiration of such 30-day period, Supplier shall be liable to Amerinet Choice and Amerinet for all Agreement Administrative Fees and all License Fees attributable to all Sales by Supplier to any affected Participating Facility.

d)
Upon Supplier’s receipt from Amerinet of the deletion of any Participating Facility from the Membership List, Supplier shall immediately make such deleted facility ineligible for any benefits provided by this Agreement, effective as of the deletion date specified on the applicable Membership List update.

Amerinet Choice, L.L.C.	8
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e)
No later than ten (10) days after the effective date of any change to Supplier’s reporting and information systems, Supplier shall notify Amerinet Choice and Amerinet in writing of any such change which affects (1) the recognition, addition, or deletion of any Participating Facility, (2) the creation, production, or submission of any Agreement Activity Report, (3) the calculation of Sales, (4) the calculation and payment of any Agreement Administrative Fee, (5) the calculation and payment of any License Fee, (6) the calculation and payment of any discount, surcharge, or processing fee, and (7) any notice Supplier has provided to Authorized Distributors to effect such change.

f)
Supplier shall provide to Amerinet Choice and Amerinet, at least once per quarter during the Agreement Period, a written report with the following information: (1) identification of all Participating Facilities, with current Amerinet designation; (2) all Participating Facilities with active Amerinet commitment forms (if applicable) on file; and (3) a listing of all assigned tiers, if offered, by Product for each Participating Facility, in a mutually agreeable format.

25.
Member Services. Supplier and Supplier’s representative shall comply with each Participating Facility’s policies relating to access to its property and personnel, and adhere to all of the facilities credentialing requirements and shall establish and adhere to a specific timetable for sales calls by Supplier’s sales representatives satisfactory to such Participating Facility. Supplier shall promptly respond to any Participating Facility’s reasonable requests for verification of purchase history and other pertinent information. Upon request of Amerinet or the Participating Facility, Supplier shall also provide, at its sole cost, on-site in-service training to Participating Facilities’ personnel for pertinent Products.

26.	Electronic Data. Does not Apply to supplier

27.
Recognition of Amerinet as GPO for Participating Facilities. Supplier shall ensure the appropriate recognition and reporting of Amerinet as the primary group purchasing organization of each Participating Facility under the terms of this Agreement. In particular:

a)
Intentionally Deleted the right to provide Supplier with a Group Designation Form or Exclusive Group Form, as appropriate, signed by any affected Participating Facility. If Amerinet does so, Supplier shall comply with the Participating Facility’s wishes as stated in the Group Designation Form or Exclusive Group Form. Supplier also agrees that any Participating Facility that has signed an Exclusive Group Form with Amerinet shall not be required to sign any additional Group Designation Form.

b)
If Supplier requires Participating Facilities to sign a Bilateral Agreement or similar agreement-specific designation or commitment form as an alternative to the Group Designation Form, such Bilateral Agreement or similar agreement-specific designation or commitment form must be attached hereto and approved (as to form) by Amerinet in advance.

c)
Supplier shall provide Amerinet with a complete list of all Participating Facilities executing a Bilateral Agreement, or a similar agreement-specific designation or commitment form, and shall promptly give Amerinet notice of any additions or deletions to such list. Supplier acknowledges and agrees that any such Bilateral Agreement or agreement-specific designation or commitment form which has not been approved (as to form) by Amerinet in advance shall not be valid or binding on any Participating Facility executing such agreement or form; provided, however, that the invalidity of any such agreement or form shall not affect Supplier’s obligation to (i) report Sales to the Participating Facility on Agreement Activity Reports or License Fee Reports, or (ii) pay Agreement Administrative Fees and License Fees as provided herein.

d)	In the event this Agreement is renewed or extended, or a successor Agreement is entered into between Supplier, Amerinet Choice, and Amerinet, then:

i.	Existing Amerinet Participating Facilities shall not be required to submit any new commitment forms to confirm their participation.

Amerinet Choice, L.L.C.	9
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ii.
If commitment levels are changed in the renewed, extended, or successor Agreement, Supplier shall automatically adjust all existing Amerinet Participating Facilities to reflect the new agreed commitment levels. If, due to such adjustment, any Participating Facility will be transitioned to a lower commitment level, Supplier will provide at least ninety (90) days’ prior written notice to each affected Participating Facility. Alternatively, Supplier may elect to continue any such Participating Facility at the existing commitment level without penalty to either party.

Term and Termination

28.
Term. The term of this Agreement shall be the same as the Agreement Period, beginning on the Commencement Date and expiring on the End Date,unless terminated earlier in accordance with the termination provisions of Paragraphs 29 and 30 below. A three (3) year agreement, plus two (2) one year extensions with mutual approval of each extension period, unless otherwise terminated pursuant to the provisions of this Agreement. The Implementation Date shall be March 1, 2013 or such other date determined upon mutual written agreement of the parties hereto. Within 120 days prior to the End Date of Agreement, if Amerinet and/or Supplier have not sent notice of termination, the Agreement will automatically be extended for a period of 120 days of such End Date. Supplier shall notify all Authorized Distributors of the extension. During this extension, existing pricing, terms and conditions will remain in effect.

29.
Termination With Cause. Amerinet Choice and Amerinet may terminate this Agreement for cause upon thirty (30) days’ written notice to Supplier, and failure by Supplier to cure the event giving rise to such cause within the thirty (30) day period. For purposes of this Agreement, Amerinet Choice and Amerinet shall have "cause‖ for termination if, in their sole and exclusive judgment:

a)
Supplier fails, on more than six (6) occasions during any six (6) month period (involving the same or different Participating Facilities), to deliver any Product within ten (10) days after the date specified for delivery in a purchase order accepted by Supplier, and Supplier has not cured such failure of performance within five (5) days after notice thereof by Amerinet Choice, Amerinet, a Patron, or the affected Participating Facility;

b)
Subject to the force majeure provisions of Paragraph 65 below, Supplier is unable to supply any Participating Facility’s reasonable requirements at any time during the Agreement Period, on the pricing, terms, and conditions specified in this Agreement;

c)	Supplier does not maintain adequate equipment, inventory, or personnel to properly service Participating Facilities;

d)	Supplier does not maintain the requisite insurance coverage specified in Paragraph 54 below;

e)
Supplier fails to notify Amerinet Choice, Amerinet, and all affected Participating Facilities within seven (7) days after (1) Supplier becomes aware of any defect or condition which may render any Product in violation of the Federal Food, Drug and Cosmetic Act, or any other federal, state or local law, regulation or ordinance, or which in any way alters the specifications or quality of any Product, or (2) Supplier receives any notification of any regulatory action or warning letter concerning any Product;

f)
Supplier fails to provide Amerinet Choice, Amerinet, any Participating Facility, or any Authorized Distributor with the most current Material Safety Data Sheet (MSDS) or other data applicable to any Product, as required by law or within thirty (30) days after request by Amerinet Choice, Amerinet, or a Participating Facility;

g)	Supplier in any way changes or alters its use of the Marks without prior written approval of Amerinet Choice;

h)	Supplier fails to timely pay any Agreement Administrative Fee or License Fee, or fails to timely submit any Agreement Activity Report in accordance with this Agreement;

Amerinet Choice, L.L.C.	10
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i)	Supplier does not cure any error in reporting or payment identified as a result of an audit as provided in Paragraph 42 below;

j)
Any of the following occurs: (1) Supplier is the subject of any proceeding in bankruptcy instituted on its behalf or against it, (2) a receiver or trustee is appointed for Supplier’s property, (3) Supplier makes an assignment for the benefit of its creditors, (4) Supplier transfers assets in fraud of its creditors, (5) Amerinet Choice and Amerinet, in their sole and exclusive judgment, conclude in good faith that Supplier is or may be financially or otherwise unable to adequately perform its obligations under this Agreement;

k)	Supplier receives any warnings or citations from any government agency, entity, or official which materially bears upon, or relates to, the safety or effectiveness of any Product; or

l)	Supplier otherwise materially breaches this Agreement and fails to cure such breach within thirty (30) days after Amerinet Choice and Amerinet give written notice to Supplier thereof.

30.	Termination Without Cause. Amerinet Choice, Amerinet, and Supplier may each terminate this Agreement without cause by providing sixty (60) days’ prior written notice to the other parties.

31.
Alternate or Additional Suppliers. In lieu of termination pursuant to Paragraph 29 hereto, Amerinet Choice and Amerinet, in their sole and exclusive judgment, may (but are not obligated to) select alternate or additional suppliers to replace or supplement Supplier.

32.
Rights and Obligations Following Termination. Upon termination of this Agreement for any reason, Amerinet Choice, Amerinet, and Supplier shall have the following rights and obligations which shall survive the termination of this Agreement:

a)
No party shall be released from any obligation arising under this Agreement prior to its termination, including but not limited to Supplier’s obligation to pay Agreement Administrative Fees and License Fees in full with respect to (1) any Sale of any Product through the termination date of this Agreement, and (2) any Sale of any Product purchased pursuant to a Bilateral Agreement through the termination date of the corresponding Bilateral Agreement;

b)
Supplier shall continue to honor orders for all Products by all Participating Facilities and Authorized Distributors, up to the effective date of termination and for a period of thirty (30) days thereafter, which orders shall remain subject to the pricing, terms, and conditions of this Agreement; and

c)
Amerinet Choice shall have the right to require Supplier to sell to Amerinet Choice all (but not less than all) salable Private Label Products in Supplier’s inventory at the last contract price for each such Product. Upon the termination of this Agreement, Amerinet Choice also shall have the right to require Supplier to sell to Amerinet Choice all (but not less than all) manufacturing supplies printed or labeled with any Mark in Supplier’s inventory at the last price paid by Supplier for each such supply prior to termination.

d)
Supplier shall comply fully with the terms and conditions of Paragraph 32 above, including without limitation Paragraph 22(i), and upon termination shall immediately cease holding itself out in any way as a licensee of the Marks, or do anything which would indicate any relationship between it and Amerinet or Amerinet Choice or between it and the Marks.

Supplier Reporting and Fee Requirements

33.
Agreement Activity Report. Within thirty (30) days after the close of each Reporting Period, Supplier shall submit its Agreement Activity Report to Amerinet Choice and Amerinet. The Agreement Activity Report shall comply with the format and other requirements specified in the Supplier Response Document, and Sales to each Participating Facility will be reported as follows:

(a)
Sales shall be listed by Amerinet contract number, and shall report all Sales activit there under for all Products purchased by each Participating Facility (including product identification numbers such as Global Trade Item Numbers (GTINs) and/or 11-digit NDC numbers, if applicable).

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(b)	Sales shall be reported separately for each Participating Facility, identified by name, street name, street address, city, state, zip code, Global Location Number (GLN) and Amerinet customer number.

Agreement Administrative Fees. Together with each Agreement Activity Report, Supplier shall remit to Amerinet an Agreement Administrative Fee equal to three (3) percent of all Sales realized or generated under or as a consequence of this Agreement or any other arrangement between Supplier and a Participating Facility no matter if Amerinet is primary or secondary GPO. Supplier shall pay all such Agreement Administrative Fees in U. S. Dollars by check or bank draft made payable to "Amerinet, Inc.," and shall remit all such payments to Amerinet within thirty (30) days after the close of each Reporting Period. Each Agreement Administrative Fee payment must be accompanied by:

(a)	An Agreement Activity Report, which complies with the format and requirements specified Paragraph 34 above and in the Supplier Response Document; and

(b)	The following information:

i.	Supplier’s name (If a parent or affiliate is making a payment, Supplier’s name as it appears on this Agreement must be identified on the face of the check stub or on the payment notice);

ii.	Amerinet contract number; and

iii.	Reporting Period for which the Agreement Administrative Fee is being paid (e.g., 1/1/01 - 1/31/01).

iv.	All checks shall be mailed to:

Payments sent via USPS, send to:

Amerinet, Inc. B110402 P.O. Box 66911
St. Louis, MO 63166-6911

Payments sent via FedEx or UPS, send to:

BMO Harris Bank, N.A. Attn: Lockbox B 110402 2301 S. Kingshighway Blvd. St. Louis, MO 63110

Notwithstanding the foregoing, Amerinet’s acceptance of an Agreement Administrative Fee with respect to any Bilateral Product shall not constitute its acceptance or inclusion of any Bilateral Product as a Product under this Agreement.

34.	Rebates to Participating Facilities. Intentionally Deleted

35.
License Fees. Together with each Agreement Activity Report, and in addition to Agreement Administrative Fees, Supplier shall also remit to Amerinet Choice a License Fee. Such License Fee is subject to the following requirements:

a)	Outsourced Coding - 7.5% of sales generated and collected

b)	ICD-10 Project Management and consulting services- 7.5% of sales generated and collected

c)	Medical Coding

d)	Clinical documentation improvement – 7.5% of sales generated and collected

e)

Amerinet Choice, L.L.C.	12
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f)	Tiered fee schedule based on volume for ICD-10 training and education services through CODESMARTTM UNIVERSITY, based on the number of students enrolled in CODESMART in a calendar year:
g)
h)	Up to 1000 students	10% of sales
i)	Between 1001 and 3,000 students	15% of sales
j)	Bewteen 3001 and 5,000 students	20% of sales
k)	Over 5,000 students	25% of sales.

FOR CODESMARTTM UNIVERSITY, Sales is defined as tuition collected by The CODESMART GROUP as a result of AMERINET member enrollees in the ICD-10 training programs of CODESMARTTM.

(a)
Sixty (60) days prior to each anniversary date of this Agreement, the amount of the License Fee will be jointly reviewed by Amerinet Choice and Supplier, and then adjusted upon the parties’ mutual written agreement. In the event such written agreement has not been signed by the following year’s contract anniversary date, the previous year’s License Fee will be the minimum amount paid to Amerinet Choice by Supplier each year until the parties have agreed in writing upon a new License Fee.

(b)	Each Agreement Activity Report shall include, in addition to the information specified in Paragraphs 33 and 34 above, the amount of License Fee payment accompanying the report.

(c)
Supplier shall pay all License Fees in U. S. Dollars by check or bank draft made payable to "Amerinet Choice, L.L.C.‖ Supplier shall remit such Licenses Fee to Amerinet Choice in equal installments coinciding with Supplier’s payment of Agreement Administrative Fees to Amerinet as provided in Paragraph 34 above.

36.
Information Services Reporting Specifications. Supplier shall submit all Agreement Activity Reports to Amerinet and Amerinet Choice in electronic form, and Supplier shall comply with the specifications for electronic filing specified in the Supplier Response Document, as such specifications may be amended from time to time by Amerinet Choice and Amerinet. If Supplier submits any Agreement Activity Report in printed, hardcopy form, or if Supplier submits any Agreement Activity Report in an electronic form that does not comply with the specifications set forth in the Supplier Response Document, Supplier shall pay an additional one-percent (1.0%) of all Sales for the applicable Reporting Period as an administrative/ processing fee. Such administrative/processing fee shall be added to and remitted with the payment of the Agreement Administrative Fees and License Fees applicable to such Reporting Period.

37.
Fee Surcharges. Supplier shall pay a late payment penalty surcharge of one and one-half percent (1.5%) per month if any Agreement Administrative Fees, License Fees, and/or Agreement Activity Reports with respect to a given Reporting Period have not been received by Amerinet Choice and Amerinet within thirty (30) days after the close of such Reporting Period. The surcharges are calculated as follows:

a)
The surcharge for late or unpaid Agreement Administrative Fees or Agreement Activity Reports is calculated by multiplying the Agreement Administrative Fees for the Reporting Period for which the Agreement Activity Report and/or the Agreement Administrative Fees have not been submitted by .015, and then multiplying the result of such calculation by a fraction, the numerator of which is total number of days that the Agreement Activity Report and/or the Agreement Administrative Fee is delinquent, and the denominator of which is thirty (30).

b)
The surcharge for a late or unpaid License Fees is calculated by multiplying the License Fee for the Reporting Period for which the License Fee has not been submitted by .015, and then multiplying the result of such calculation by a fraction, the numerator of which is total number of days that the License Fee is delinquent, and the denominator of which is thirty (30).

Amerinet Choice, L.L.C.	13
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38.
Estimated Agreement Administrative Fees and/or License Fees. If Amerinet has not received Supplier’s full payment of all applicable Agreement Administrative Fees and License Fees within ninety (90) days after the end of any Reporting Period, Amerinet Choice and Amerinet may invoice Supplier for the Agreement Administrative Fees and/or License Fees which they estimate to be due for such Reporting Period. Supplier shall pay such estimated Agreement Administrative Fees and License Fees within ten (10) days after receipt of Amerinet’s invoice, if Supplier has not previously paid in full the total Agreement Administrative Fee and License Fee for such Reporting Period. Invoice of such estimated Agreement Administrative Fees and/or License Fees by Amerinet Choice and Amerinet, or payment of such estimated Agreement Administrative Fees and License Fees by Supplier, shall not relieve Supplier of its obligation to submit the Agreement Activity Report applicable to such Reporting Period and to pay in full the actual Agreement Administrative Fees and License Fees owed with respect to such Reporting Period and any surcharge applicable thereto.

39.
Administrative Damages. Supplier acknowledges that if it fails to provide Agreement Activity Reports or pay Agreement Administrative Fees or License Fees in accordance with this Agreement, Amerinet and Amerinet Choice will incur additional administrative costs. Supplier further acknowledges the uncertainty of such costs and as a result agrees that, upon such failure, in addition to any other rights and remedies Amerinet and Amerinet Choice may have by reason of such failure, Amerinet and Amerinet Choice shall be entitled to the following administrative damages as a reasonable estimation of such costs: (a) upon the first such failure, Amerinet or Amerinet Choice shall provide Supplier with a written warning to inform Supplier of such violation; (b) upon each subsequent failure, including failure to cure the violation(s) set forth in any written warning provided to Supplier pursuant to this Paragraph, Supplier must pay to Amerinet Choice and Amerinet, within ninety (90) days of the corresponding violation, a fee ("Administrative Damage Fee") equal to 0.5% of the Sales for the applicable Reporting Period.

40.	TieredPricing. Not applicable

41.
Right to Audit. During the Agreement Period and for 180 days thereafter, Amerinet Choice and Amerinet shall have the right to audit (or have its agents audit) Supplier’s records. Such audits may include, but shall not be limited to, tracking of Sales, Agreement Administrative Fees, License Fees, Agreement Activity Reports, and Supplier’s costs, rebates, and freight charges. If Amerinet Choice and Amerinet elect to conduct an audit, Supplier agrees to make available, during normal business hours and at no cost to Amerinet Choice, Amerinet, or the Participating Facilities, such documents and personnel as Amerinet Choice and Amerinet may reasonably request in order to conduct such audit. If any audit reveals (a) an error in the calculation, reporting and/or payment of any Agreement Administrative Fee or License Fee, and/or (b) an overcharge incurred by any Participating Facility, in each case, Supplier shall provide a written response or explanation, correct any error, and remit any monies due within fifteen (15) days after receiving notice of the error or overcharge. If the audit reveals an error or overcharges which is greater than one-percent (1%) for the audited time period, Supplier agrees to pay all expenses incurred by Amerinet Choice and Amerinet in conducting the audit. Previous audits, regardless of results, do not release Supplier from future audit findings.

42. .
Access to Books and Records. Many Participating Facilities are medical providers under federal and state laws and, as a consequence, are subject to record-keeping requirements prescribed by law. Accordingly, for at least four (4) years after Supplier has ceased furnishing any Products to any Participating Facilities under this Agreement, Supplier shall make available, upon written request of the Secretary of the U.S. Department of Health and Human Services, the U.S. Comptroller General, or such Secretary’s or Comptroller’s authorized representatives, this Agreement and Supplier’s books, documents and records that are necessary to certify the nature and extent of the cost of the Products purchased and sold hereunder. The availability of Supplier’s books, documents, and records shall be subject at all times to applicable legal requirements, including, but not limited to, criteria and procedures for seeking and obtaining access that may be required by the Secretary pursuant to regulation Supplier shall obtain a written contractual commitment from each of Supplier’s   subcontractors to do the same, to extent such subcontractors are so required to comply with applicable legal record-keeping requirements. This Paragraph and the obligations contained herein shall survive the expiration or other termination of this Agreement, regardless of the cause giving rise to such expiration or termination.

Amerinet Choice, L.L.C.	14
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Assignment

43.
Assignment. Supplier shall not assign this Agreement without the prior written consent of Amerinet Choice and Amerinet. For purposes of this Paragraph, "assignment" shall be deemed to include (a) the sale or transfer of any rights or obligations under this Agreement, and (b) a change in the identity of the persons or entities owning a majority of the issued and outstanding voting securities of Supplier and/or Supplier’s parent corporation(s). Any attempt by Supplier to assign any of its rights or delegate any of its duties hereunder without the prior written consent of Amerinet Choice and Amerinet shall be null and void and shall entitle Amerinet Choice and Amerinet, at their sole and exclusive option, to immediately terminate this Agreement in its entirety. In addition, any such attempted assignment by Supplier shall entitle each Participating Facility, at its sole and exclusive option, to cease purchasing any and all Products from Supplier and to begin purchasing such Products from such other manufacturers or suppliers as the Participating Facility may select. Amerinet Choice and Amerinet may freely assign and delegate any of their respective rights and obligations under this Agreement without restriction. Subject to the limitations on assignment set forth in this Paragraph, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the parties.

Warranties, Indemnification, and Compliance with Law

44.	Product Warranty. Intentionally Deleted

45.
Intellectual Property Warranty. Supplier represents and warrants to Amerinet Choice and Amerinet that no Product shall violate, conflict with, or infringe any patent, copyright, trademark, or other intellectual property right of any third party.

46.	Product Returns. Intentionally Deleted

47.	Product Recall. Intentionally Deleted

48.	Shelf Life. Intentionally Deleted

49.
Compliance with Legal Requirements. In the performance of its duties and obligations under this Agreement, Supplier and Supplier’s Services shall at all times comply with all applicable federal, state, and local laws, statutes, regulations, rules, orders, and ordinances now in effect or as hereafter enacted, amended, or promulgated. In particular, and without limiting its obligations as set forth in the preceding sentence, Supplier agrees as follows:

a)
Supplier agrees to comply with all applicable safe harbor regulations and other legal requirements pertaining to fees, discounts, and incentives paid and/or granted to GPOs and/or any purchasers or providers of products, goods, and services reimbursable in whole or in part by a Federal Healthcare Program. Supplier shall also provide Amerinet Choice, Amerinet, and Participating Facilities with any information necessary for Amerinet Choice, Amerinet, and such Participating Facilities to remain in compliance with any such safe harbor regulations, including but not limited to the existing safe harbor regulations for administrative fees paid to GPOs, discounts, and/or services.

b)	Supplier shall comply with all applicable anti-kickback requirements and self-referral prohibitions (e.g., Stark laws).

c)
No Service furnished under this Agreement will be manufactured, tested, packaged, labeled, priced, sold, or distributed in violation of any applicable federal, state, or other legal requirements. Further, no Product furnished under this Agreement has, without the prior written consent of all affected Participating Facilities, been relabeled, repackaged from original containers, or bears any effacement.

d)
Neither Supplier, nor any individual employed by Supplier, is currently included in the Department of Health and Human Services/Office of Inspector General List of Excluded Individuals/Entities or in the General Services Administration List of Parties Excluded from Federal Procurement and Non-procurement Programs. Supplier shall notify Amerinet Choice and Amerinet immediately and in writing if Supplier or any individual employed by Supplier is excluded or becomes reasonably subject to exclusion from a Federal Healthcare Program during the term of this Agreement and during the term of any other agreement between Supplier and any Participating Facility. If Supplier or any individual employed by Supplier is excluded or becomes reasonably subject to exclusion from a Federal Healthcare Program during the term of this Agreement or during the term of Supplier’s agreement with any Participating Facility, then Amerinet Choice and Amerinet shall have the absolute right (without any obligation) to terminate this Agreement immediately and remove Supplier and Supplier’s Products from (i) the Amerinet portfolio of group purchasing agreements and (ii) the Catalog, without Supplier’s recourse to Amerinet Choice, Amerinet, or any Participating Facility.

Amerinet Choice, L.L.C.	15
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50.
Supplier Code of Conduct. Supplier shall, as an attachment to its Supplier Response document, provide a copy of its current code of ethics and/or business conduct to Amerinet Choice and Amerinet. Supplier expressly represents that it will comply with such code of ethics and/or business conduct, as amended or modified, throughout the term of this Agreement.

Indemnification and Insurance

51.
Indemnification. Supplier shall indemnify, defend, and hold harmless Amerinet and all Participating Institutions, and all of their respective subsidiaries, affiliates, directors, officers, employees and agents, and all of their respective successors and permitted assigns, from and against all suits, claims, actions, causes of action, judgments, liabilities, losses, damages, costs, and expenses (including, but not limited to, interest, penalties, reasonable attorneys’ fees, expert witness fees, and other expenses of litigation) resulting from or in any way related to:

a)
Any claimed injury, accident, damage, suit, or claim related to or allegedly resulting from any defect or imperfection in design, material, manufacture, or workmanship of any Product, or a Product’s alleged failure to satisfy any warranty of merchantability or fitness for a particular purpose;

b)
Any damage to property, or injury to or death of any person, allegedly caused by or in any way arising from Supplier’s furnishing of any Product, except to the extent resulting from the willful misconduct or gross negligence of Amerinet Choice, Amerinet, a Patron, or a Participating Facility;

c)	The sale or use of any Product (or the Marks as used by Supplier) in alleged violation of any third party’s claimed patent, copyright, trademark, or other intellectual property rights; and

d)
Any judgments obtained as a result of any alleged bodily injury, property damage, or any other damage or injury allegedly caused by any Product (and no limitation of damages set forth in Supplier’s invoice to any Participating Facility shall in any way restrict or limit Supplier’s indemnity as provided in this Agreement).

These indemnification obligations shall survive expiration or early termination of this Agreement.

52.	Disclaimer.

EXCEPT AS OTHERWISE MAY BE PROVIDED IN THIS AGREEMENT, BOTH AMERINET CHOICE AND AMERINET HEREBY EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES AND/OR REPRESENTATIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE MARKS AND ALL PRODUCTS. EXCEPT AS OTHERWISE MAY BE PROVIDED IN THIS AGREEMENT, AMERINET CHOICE AND AMERINET ALSO HEREBY EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES OF TITLE AND/OR NON-INFRINGEMENT.

53.
Insurance. Supplier shall maintain insurance coverage (commercial or self-insured) adequate to fully protect both Supplier, Amerinet Choice, and Amerinet from any and all claims of any nature for damage to property or for personal injury, including death, made by any person or entity arising from the Products or actions related to the Products (including actions of Supplier’s subcontractors, employees, consultants, agents). At a minimum, at all times during this Agreement, Supplier shall maintain (a) Worker’s Compensation insurance covering its full liability under the appropriate state statutes, and (b) comprehensive general (and professional, if applicable) liability insurance in an amount at least equivalent to the standard in Supplier’s industry but in no event less than a combined single limit of liability for bodily injury and property damage of $2,000,000 per occurrence and $10,000,000 in the aggregate. On or before the Commencement Date, Supplier shall provide Amerinet Choice and Amerinet with a certificate of insurance evidencing its comprehensive general (and professional, if applicable) insurance coverage. Supplier shall keep and maintain the foregoing insurance in force at all times during the Agreement Period, and thereafter until the expiration of each statute of limitations applicable to liabilities of the kind covered by such insurance. Supplier shall immediately (and no later than fifteen (15) days prior to the effective date of any change) notify Amerinet Choice and Amerinet of any changes in the foregoing insurance, including, but not limited to, any cancellation or material change in coverage.

Amerinet Choice, L.L.C.	16
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Marketing Product Additions, Modifications, and Deletions

54.	Product Samples Provided Upon Request. Intentionally Deleted

55.
Marketing, Sales Literature and Samples. Upon request by Amerinet, Amerinet Choice, or any Participating Facility, Supplier shall provide to any Participating Facility, at no charge, literature, training, a reasonable quantity of samples and marketing assistance to lawfully promote and support the sale and utilization of any Product furnished under this Agreement. Marketing and training literature may be supplied electronically by the Supplier if appropriate to the service being marketed. Supplier shall also provide adequate training regarding Amerinet Choice, Amerinet, and the terms of this Agreement to its sales representatives responsible for implementing this Agreement. Further, Supplier shall promote and support the sale and utilization of each Product made available to Participating Facilities under this Agreement. Upon request by Amerinet Choice, Amerinet or any Participating Facility, Supplier shall provide a written plan for performing any or all such educational, training, and/or promotional activities.

56.	New/Improved Product. Intentionally Deleted

57.	New Clinical Developments. Intentionally Deleted

58.
Product Discontinuation or Changes. Supplier shall not discontinue or make any material change to any Service furnished under this Agreement without the prior written consent of Amerinet Choice and Amerinet at least ninety (90) days prior to the proposed discontinuation or change. In the event Supplier implements such a proposed discontinuation or change without Amerinet Choice’s and Amerinet’s prior written consent, then in addition to any other rights and remedies Amerinet Choice, Amerinet, and/or the Participating Facilities may have by reason of such discontinuation or change, (a) Amerinet Choice and Amerinet may terminate any or all of the Products subject to such discontinuation or change, (b) Amerinet Choice and Amerinet may terminate this Agreement in its entirety, (c) Supplier shall be liable to Amerinet Choice and Amerinet for any loss of Agreement Administrative Fees, License Fees, or other damages resulting from such discontinuation or change, and (d) any Participating Facility may purchase products equivalent to the discontinued or changed Products from other sources, and Supplier shall be liable to all affected Participating Facilities for all reasonable increased costs or other damages they may incur as a consequence of such discontinuation or change, including but not limited to administrative or "switching" costs.

59.
Deletion of Products by Amerinet Choice and Amerinet. Notwithstanding anything to the contrary in this Agreement, Amerinet Choice and Amerinet may delete a Service subject to this Agreement at any time, upon not less than sixty (60) days’ prior written notice to Supplier.

Notices

60.
Notice to Amerinet Choice. Every notice and other communication to Amerinet Choice in connection with this Agreement shall be in writing. Each such notice or other communication, and each License Fee payment and License Fee Report hereunder, shall be sent to Amerinet Choice at the following address until otherwise notified by Amerinet Choice:

Amerinet Choice, L.L.C.
Attn: Dale L. Wright
President
Two City Place, Suite 400
St. Louis, MO 63141
Toll Free: (877) 711-5700, Ext. 3940
Fax: (314) 542-1999
dale.wright@amerinet-gpo.com

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61.
Notice to Amerinet. Every notice and other communication to Amerinet in connection with this Agreement shall be in writing. Each such notice shall be sent to Amerinet at the following address until otherwise notified in writing by Amerinet:

Amerinet, Inc.
Attn: Maggie Graf, Director Contracting Solutions ER/OS
Two City Place, Suite 400
St. Louis, MO 63141
Maggie.graf@amerinet-gpo.com

62.
Notice to Supplier. Unless otherwise notified by Supplier, every notice and other communication to Supplier in connection with this Agreement, including reporting discrepancies and problem resolution, shall be in writing and shall be addressed to:

«The Codesmart Group»
Attn: « Shari Franey5029 Apple Lane
Mohnton, PA 19540

sfraney@codesmartgroup.com

Confidentiality

63.	Confidentiality. Supplier, Amerinet Choice, and Amerinet agree as follows:

a.
Except as may be required by law or as reasonably required to conduct their respective businesses, Amerinet Choice, Amerinet, and Supplier shall not use, publish or disclose (or cause anyone else to use, publish or disclose) any confidential information obtained in connection with the negotiation or implementation of this Agreement. Amerinet Choice, Amerinet, and Supplier shall maintain the confidentiality of the terms of this Agreement, as well as all negotiations between the parties prior to the Commencement Date. The foregoing confidentiality obligations shall not apply to any information which (i) is or becomes generally available to the public, other than as a result of disclosure by the party receiving the information pursuant to this Agreement, (ii) was made available to other third persons on a non-confidential basis prior to the execution of this Agreement, (iii) becomes available on a non-confidential basis from a third person, which third person was not itself under an obligation to maintain the confidentiality of such information, or (iv) is required by law, subpoena, or court order to be disclosed. Amerinet Choice and Amerinet may disclose such confidential information to their respective affiliates, to Patrons, to Participating Facilities, and to any employee or advisor requested or retained by Amerinet Choice or Amerinet to assist in their (or any Participating Facility’s) evaluation, operation, or interpretation of this Agreement, or any matters related to cost reduction, purchasing process improvement, and/or contract negotiation. Supplier, Amerinet Choice, and Amerinet may, subject to the other parties’ written consent, disclose the existence of this Agreement and other general terms, such as the overall savings expected to be realized from this Agreement.

b.
To the extent Supplier has entered into a confidentiality agreement with any Participating Facility which is intended to make confidential the pricing or other information relating to any products or services furnished by or through Supplier to such Participating Facility, and regardless of whether such confidentiality agreement is related to the Products described hereunder, Supplier hereby agrees that Amerinet Choice, Amerinet, and/or any subsidiary or other entity affiliated with Amerinet Choice or Amerinet, if granted permission by the Participating Facility, shall have unrestricted access to any such information in the possession of Participating Facility for purposes of advising the Participating Facility on matters relating to cost reduction, purchasing process improvement, and/or contract negotiations, and such access shall not be deemed to violate any confidentiality agreement between Supplier and Participating Facility; and

	c.	The provisions of this Section shall survive the expiration or early termination of this Agreement.

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Other Provisions

64.
Force Majeure. If either Amerinet Choice, Amerinet, or Supplier is unable to discharge any obligations imposed by this Agreement, the non-complying party shall not be liable in the event such failure is due to a Force Majeure Event. Amerinet shall have the right to select an alternate or additional supplier(s) to replace or supplement Supplier if, in Amerinet Choice’s and Amerinet’s sole and exclusive judgment, Supplier is unable to fully discharge or adequately fulfill its Obligations under this Agreement as a result of a Force Majeure Event.

65.
No Collusion. Supplier represents and warrants that it prepared and submitted its Offer to Amerinet Choice and Amerinet (as described in Paragraph 3 above) independently, without any exchange of information, discussion, or collusion whatsoever between Supplier and any other potential or actual suppliers or contractors of Amerinet Choice or Amerinet.

66.
Independent Contractors. The parties shall be and act as independent contractors, and this Agreement shall not be construed as one of partnership, agency, joint venture, or employment. Nothing in this Agreement shall (a) constitute the formation of a partnership, joint venture, or employment relationship, or (b) give the right, power, or authority to one party to bind the other.

67.
Unenforceable Provision. If one or more of the provisions of this Agreement, or the application or interpretation thereof, is determined to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect, and the provisions deemed invalid or unenforceable replaced with valid and enforceable provisions which achieve the intent of Supplier, Amerinet Choice, and Amerinet in entering into this Agreement.

68.
Non-Waiver of Provisions. Any provision of this Agreement may be waived only in a writing signed by the party entitled to the benefit of such provision. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. Except as expressly provided in this Agreement, no delay on the part of any party in exercising any right, power, or privilege shall operate as a waiver thereof. The waiver by any party of any breach or default by any other party shall not be construed to be either a waiver of any subsequent breach or default of any such provision, of the same or different kind, or a waiver of the provision itself.

69.
Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Missouri without regard to choice or conflict of law rules. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration provisions of Paragraph 71 below.

70.
Arbitration. Any dispute, claim, or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and the place of arbitration shall be St. Louis, Missouri. Each party shall bear its own costs and expenses including, without limitation, attorneys’ fees. Each party shall bear an equal share of the arbitrators’ and administrative fees of arbitration. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The provisions of this clause shall survive the expiration or other termination of this Agreement regardless of the cause of termination.

71.
Entire Agreement. The completed and signed Supplier Response document attached hereto as Exhibit A is an integral and binding component of this Agreement, and is incorporated fully herein by this reference. In the event of any actual or perceived inconsistencies or conflicts between this Agreement and any provision of the Supplier Response Document (excluding any such provision relating to or constituting an Amerinet OPTIONS Agreement), the provisions of this Agreement shall control. This Agreement, together with (i) Exhibit 1 hereto (the Schedule of Marks) and (ii) Exhibit A hereto (the completed and signed Supplier Response Document), will constitute the full and complete Agreement between the parties as to the subject matter hereof. This Agreement supersedes and cancels in their entirety any and all previous agreements, discussions, negotiations, commitments and obligations of any sort, whether written or oral, existing between Amerinet Choice, Amerinet, and Supplier with respect to the subject matter hereof.

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72.	Amendment. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto.

73.
Signature of Duly Authorized Representative. This Agreement shall be signed by duly authorized representatives of Amerinet Choice, Amerinet, and Supplier, and such signatures shall be conclusive proof of that person’s authority to bind Amerinet Choice, Amerinet, and Supplier, respectively.

74.	Counterparts. This Agreement may be executed in counterparts all of which together shall constitute one and the same Agreement.

75.	Surcharges or Price Adjustments. See Section XIV for Amerinet’s position and procedures for Energy Surcharges or Pricing Adjustments.

[Remainder of this Page Intentionally Left Blank]

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THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date signed by Amerinet Choice’s authorized representative (the "Effective Date").

SUPPLIER NAME:	The CODESMART GROUP, Inc.
103 Waters Edge Congers, NY 10920

AUTHORIZED REPRESENTATIVE:

BY:	/s/ Ira Shapiro
PRINTED NAME:	Ira E. Shapiro
TITLE:	CEO
DATE:

NAME:	Amerinet, Inc.
ADDRESS:	Two City Place, Suite 400
St. Louis, MO 63141

AUTHORIZED REPRESENTATIVE:

BY:	/s/ John Vinarsky
PRINTED NAME:	John Vinarsky
TITLE:
DATE:

NAME:	Amerinet Choice, L.L.C.
ADDRESS:	Two City Place, Suite 400
St. Louis, MO 63141

AUTHORIZED REPRESENTATIVE:

BY:	/s/ Tom Wessling
PRINTED NAME:	Tom Wessling
TITLE:	Vice President, Amerinet Choice
DATE:

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Amerinet Choice, L.L.C.

EXHIBIT 1 MARKS

[NOTE: Marks to be covered by Agreement must be inserted here.]

1)     Amerinet Choice

2)     Amerinet Choice, L.L.C.

3)     AMERINET CHOICE, USPTO Application Serial No. 75592648.

4)     AMERINET – CHOICE, VOICE AND VALUE, USPTO Registration No. 2398580.

PRODUCTS TO BE SOLD OR DISTRIBUTED WITH THE MARKS

Note: List all products to be sold with any "Amerinet" or "Amerinet Choice" Marks or, if none, state "None."

1)      ICD-10 Training for Coders, Billers, Physicains, Nurses, PA’s, and other role based training for healthcare facilities for ICD-10.

2)      Outsourced remote medical coding

3)      Medical coding and clinical documentation improvement training

4)      ICD -10 transition project management

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Exhibit A to License and Supply Agreement

SUPPLIER RESPONSE DOCUMENT

Supplier must complete all applicable sections of this Supplier Response Document, and sign its final page. Such fully completed and signed Supplier Response Document, together with the foregoing License and Supply Agreement, shall constitute Supplier’s complete contract proposal to Amerinet Choice and Amerinet. If Amerinet Choice and Amerinet accept Supplier’s proposal, as described and specified in Paragraphs 3 and 4 of the License and Supply Agreement, then Supplier’s completed and signed Supplier Response Document shall be incorporated into, and become part of, the parties’ final and binding License and Supply Agreement.

Throughout the Agreement Period, Supplier shall provide at least thirty (30) days’ written notice to Amerinet Choice and Amerinet of any changes in internal contract number(s), contact names/information, HUB status, environmental attributes of supplies/services under contract, reporting methods, and HIPAA status.

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Section I SUPPLIER REGISTRATION, VERIFICATION, AND CREDENTIALING- Supplier is not required to go through the credentialing process.

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24
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Section II. Support of GS1 Standards

GS1 provides established supply-chain standards that enable the sharing of standardized product and location information and ensures that all supply-chain partners are using identical, up-to-date, reliable data. The standards include:

●	Global Trade Item Number (GTIN) – a standardized number (similar to a U.P.C. symbol) used to uniquely identify manufactured products, at each packaging level.
●	Global Location Number (GLN) – a standardized number used to uniquely identify healthcare provider and supplier locations.
●	Global Data Synchronization Network – stores GTIN and GLN data, allowing users to access information regarding products, including changes and updates.

GS1 provides a supplier tool kit and more information about these standards and their sunrise dates that
Amerinet supports on the following website:
http://www.gs1us.org/sectors/healthcare/healthcare sunrise dates

How do GS1 Standards Benefit the Healthcare Supply Chain?
Global standards provide a common language for product(GTIN) and location(GLN) information that can be used by any supply chain partner to support healthcare business processes and bring many benefits to the healthcare industry, such as:

●	Fewer Medication Errors through efficient automated identification: the right product for the right patient at the right time through the right route and in the right dose
●
Efficiency Improvements: More effective product recalls; Efficient traceability; Cost reduction through increased supply chain efficiency; More efficient receiving; Reduced inventory; Increased productivity in business processes; Improved shelf management; Improved service levels/fill rates; Improved management of manufacturing/supply costs; Supports regulatory compliance

●
Improved Customer Satisfaction: Using GLNs improves order and invoice accuracy, reducing ordering mistakes and invoice disputes. Aligns with customer initiatives for increasing patient safety and quality of care.

●
Rebates and Chargebacks: Use of GLN improves both the supplier and GPOs roster of hospitals. This ensures that rebates and chargebacks are being properly applied, and supports suppliers in targeting these incentives to their best customers.

How are GLN and GTIN Information Maintained and Shared among Supply Chain Partners?

Each user defines and maintains its own GLNs and GTINs with their associated attributes, and is also responsible for sharing this information with its supply chain partners.

The Global Data Synchronization Network (GDSN) provides an efficient and effective approach to (1) storing GS1 Identifiers with their associated attributes, (2) checking to make sure that the identifiers and attributes are properly defined and formatted, and (3) sharing that information with supply chain partners to increase data accuracy and drive costs out of the supply chain.

The GLN Registry for Healthcare is a subscription-based service that provides a comprehensive list of healthcare facilities in the United States with their corresponding GLNs and GLN information (e.g., name, address, class of trade, etc.). Subscribers are able to access updated and accurate party and location information about manufacturers, distributors, retailers, hospitals, clinics and retail/mail-order pharmacies. As a result, the Registry solves the industry-wide challenge of inaccurate location and party information by providing a central resource of location and party information for all healthcare facilities and healthcare-related facilities in the United States.

●	The GLN Registry for Healthcare is available online 24/7.
●	The turnaround time from the approval of a new GLN to its availability on the Registry is quick and can be as short as 20 minutes.
●	Each supplier and provider maintains control over assigning and editing its own GLNs in the Registry.
●	The Registry includes a feature that allows supply chain partners to receive email notifications when changes are made to a participating subscriber.
●	An annual subscription to the GLN Registry allows users access to all records in the database.

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●	The GLN Registry for Healthcare is administered by GS1 US, a not-for-profit standards organization, keeping maintenance costs low.

Suppliers should visit the following website for more information on the registry:
http://healthcareportal.gs1us.org/glnregistry/Home/tabid/36/Default.aspx

How do I become a Subscriber to the GLN Registry for Healthcare?

Suppliers should visit the GLN Registry website at http://healthcareportal.gs1us.org/glnregistry/Application/tabid/76/Default.aspx in order to complete an application.

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Section III.         ITEM, PRICING AND ENVIRONMENTAL PRODUCT/SERVICE ATTRIBUTES- Supplier will be provided a sales reporting template more suited for service contracts, It is noted below

Supplier must attach its pricing proposal which includes all product attributes.

The record layout included in the embedded spreadsheet (eCatalog.xls) must be followed when submitting product/pricing information utilizing Microsoft Excel.

Amerinet Contract Number	Supplier Name	Supplier Customer Number	Amerinet Member Number	Member Name	Member Address	Member City	Member State	Member Zip	Sales Amount	Administrative Fee Percentage	Total Administrative Fee Amount	Report Begin Date	Report End Date
Text(8)	Text(30)	Text(15)	Number(6)	Text(60)	Text(60)	Text(35)	Text(2)	Number(9)	Number(11,2)	Number(6,3)	Number(11,2)	Date (mmddyyyy)	Date (mmddyyyy)
AS10210	CodeSmart

SECTION IV. SUPPLIER INFORMATION

Please provide all applicable information associated with this Agreement:
1.	Supplier Bio. :

The CODESMARTTM GROUP is a national leader in providing a variety of solutions to help provider organizations properly prepare for ICD-10. They are the number one ranked education solution for ICD-10 through CODESMARTTM UNIVERSITY, which offers training for coders, billers, physicians, nurses, PA’s, and for any role in a provider organization that requires ICD-10 training. They also offer ICD-10 assessments and transitional consulting services to ensure each provider is ready for ICD-10 in all aspects of their organization.

The CODESMARTTM GROUP also provides outsourced coding when there is a shortage of medical coding talent or a need to boost the productivity in medical coding to be performed utilizing the industries top coders.

2.	Supplier Web Address: www.codesmartuniversity.org and www.codesmartgroup.com
3.	Supplier Global Location Number (GLN): To be Announced
4.	Supplier Phone Number: 646-526-7867
5.	Supplier Fax Number:610-775-9726
6.	Product Summary (Please list major product/service categories):

A.        ICD-10 on-line education program through CODESMARTTM UNIVERSITY for medical coders, billers, clinicians, executives, and all employees who require ICD-10 training. This can also be delivered in a customized methodology as well.
B.        Outsourced Medical Coding and medical coding audits. As the need for medical coders intensifies during the transition into ICD-10 and beyond, facilities will need to outsource a portion of their medical coding to a capable and experienced medical coding company to assist in the increase of their workload.
C.        Medical coding and clinical documentation improvement training, continuing education
D.        ICD-10 transition project management.

7.	Product Benefits (Please list important product/service features in order of importance):

A.        Online ICD-10 training- AMERINET related members will have access to the best educational program in ICD-10 nationwide at a very affordable price. They will, be able to address all their ICD-10 related training needs for their entire organization which can also be customizeable as needed.
B.        Outsourced medical coding will be performed by a network of the country’s most experienced medical coders who also will be well prepared to handle ICD-10 coding as the transition takes place. The rates will be lower than what is charged to medical facilities outside of the AMERINET membership. The experienced coding staff of CODESMARTTM will ensure that AMERINET members have maximum protection of their revenue integrity and medical coding compliance while helping to supplement productivity of the medical coding workload.
C.        AMERINET members will be able to access leading continuing education and corrective training to correct problems that occur in their medical coding area or in clinical documentation.
D.        Members will have access to affordable project management for their ICD-10 transitions by one of the country’s leading subject matter experts in ICD-10. Managing the ICD-10 transition by coordinating vendors, consultants, or selecting them for our customers, CODESMARTTM has the ability ensure that members will be ready for ICD-10 and have an advocate on their side to help organize the transition to ICD-10. This can minimize problems in reimbursement during the transition and beyond. Properly transitioning to ICD-10 will be very important to the financial health and future of AMERINET members. Having an advocate who coordinates a cohesive process for the ICD-10 transition with deep subject matter knowledge would be very valuable to members and may yield significant long term financial health.

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8.
Major Contract Benefits (Please list all value-added Products/services such as incentive programs, extended price protection, on-site in-service training, Educational/CEU programs, repair services, etc.): CODESMARTTM UNIVERSITY is offering a discount on tuition for all training services to AMERINET. Most importantly, AMERINET is going to recieve a very generous volume incentive commission for bringing ICD-10 education systemwide to AMERINET members. CODESMART UNIVERSITY will be able to deliver training in ICD-10 on a very scalable yet high quality basis to many members simultaneously. Coders will be eligible for CEU credits. Clinicians can be eligible for CME credits when taking CODESMARTTM ICD-10 programs. Also, the CODESMARTTM UNIVERSITY program is private labeled through AMERINET CHOICE and therefore AMERINET will be able to brand this educational platform as their own.

The CODESMARTTM outsourced coding services and other consulting solutions help maximize the revenue cycle and ensure compliance relative to coding and reimbursement issues. All services are discounted at an hourly rate well below the market.

9.	What does a Member need to do to maximize their savings under this contract? Members will have access to most favorable pricing just by utilizing CODESMARTTM Services.
10.	Ordering Department: Sharon Franey
11.	Ordering Department Phone Number: 717-917-5138
12.	Ordering Department Fax Number:610-775-9726
13.	Ordering Department Email Address: sfraney@codesmartgroup.com
14.	Online Ordering System Web Address: www.codesmartuniversity.org
15.	Orders placed: ☒ Direct only ☐ Distributor only ☐ Direct and through Distributors
16.	Minimum Order (if any):
17.	Delivery time for the Product after Supplier’s receipt of order: Immediate
18.	Product Medical Information Phone Number:
19.	Payment Terms: CODESMARTTM UNIVERSITY programs- at time of order, consulting services and outsourced coding paid bi monthly.
20.	Total Estimated Annual Volume: $70 million
21.	Total Estimated Amerinet Annual Volume: $25 million
22.	Industry Average $ per Bed per Year: NA
23.	Current Market Share: NA
24.	Major competitors and their Market Share: NA
25.
What is the total number of sales representatives you employee and are they your own employees or from some other source? (Please differentiate between inside and outside sales) 10 inside sales people and 20 outside sales people.

26.
Is your sales force dedicated to certain product lines or areas? (Please note specific percentages and product lines if applicable) Inside sales people for CU, outside for consulting, outsourced coding

27.	What Member types would be most interested in your Products/services? Hospitals, Physicians, most provider organizations who code for reimbursement.
28.	When visiting healthcare facilities, what is the title/department of your key contact? CFO/CIO/Director/VP, HIM department, Finance, Administration.
29.	What is the geographical area your company services? National
30.	Supplier is currently under contract with the following GPOs: NA
31.	Supplier hereby designates the following individual(s) to serve as the primary contact in relation to the below noted responsibilities:
32.	:
a)           Membership Contact Information: Individual responsible for entering all Participating Facility information into Supplier’s pricing system and database to ensure access to and implementation of the Agreement’s terms and pricing:

●           Name: Ruth Patterson
●           Title: Vice President
●           Address: 103 waters edge
●           City/State/Zip:Congers, NY 10920

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●           Phone: 973-879-8855                                                Ext:
●           Email: rpatterson@codesmartgroup.com
●           Fax or eFAX:

b)          Contract Administrative Fee Reporting Contact: Individual responsible for calculation and payment of Contract Administrative Fee to Amerinet:

●           Name: Sharon Franey
●           Title: COO
●           Address: 5029 Apple Lane
●           City/State/Zip: Mohnton, PA 19540
●           Phone: 717-917-5138                                                Ext:
●           Email: sfraney@codesmartgroup.com
●           Fax or eFAX:

c)          Contract Activity Report Contact: Individual responsible for formulation and submission of Contract Activity Reports to Amerinet:

•      Name: Ruth Patterson
•      Title: Vice President
•      Address: 103 Waters edge
•      City/State/Zip: Congers, NY 10920
•      Phone: 973-879-8855                                                     Ext:
•      Email: rpatterson@codesmartgroup.com
•      Fax or eFAX:

d)          Forms Contact: Primary contact for Amerinet Contract Access Team and the individual responsible for receiving forms and provide Amerinet with the date and tier to which the member was loaded:

•      Name: Sharon Franey
•      Title: COO
•      Address: 5029 Apple Lane
•      City/State/Zip:Mohnton, PA 19540
•      Phone: 717-917-5138                                                     Ext:
•      Email:
•      Fax or eFAX:

a)          EDI Contact: Individual responsible for EDI transactions

•      Name: NA
•      Title:
•      Address:
•      City/State/Zip:
•      Phone:                                                                            Ext:
•      Email:
•      Fax or eFAX:

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f)          National Accounts Contact: Primary contact for Amerinet Contract Manager and the individual responsible for administration of the Agreement between Amerinet and Supplier:

●       Name: John Geraghty
●       Title: Vice President
●       Address:
●       City/State/Zip:
●       Phone: 201-661-2075                                                    Ext:
●       Email:
●       Fax or eFAX:

g)           Chief Executive Officer:

●       Name: Ira Shapiro
●       Title: CEO
●       Address: 103 waters edge
●       City/State/Zip: Congers, Ny 10920
●       Phone: 646-526-7867                                                    Ext:
●       Email: ishapiro@codesmartgroup.com
●       Fax or eFAX: NA

h)           Chief Operating Officer:

●       Name: Sharon Franey
●       Title: COO
●       Address: 5029 Apple Lane
●       City/State/Zip: Mohnton, Pa 19540
●       Phone: 717-917-5138                                                 Ext:
●       Email: sfraney@codesmartgroup.com
●       Fax or eFAX: NA

i)           GS1 Contact:

●       Name: Ira Shapiro
●       Title: CEO
●       Address:103 Waters Edge
●       City/State/Zip:Congers, NY 10920
●       Phone:646-526-7867                                                     Ext:
●       Email: ishapiro@codesmartgroup.com
●       Fax or eFAX: NA

j)           Information Systems Contact:

●       Name: Ruth Patterson
●       Title: Vice President
●       Address: 103 waters edge
●       City/State/Zip: Congers, NY 10920
●       Phone: 973-879-8855                                                    Ext:
●       Email: rpatterson@codesmartgroup.com
●       Fax or eFAX: NA

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SECTION V....MEMBER PARTICIPATION

It is Amerinet’s intent that all Participating Facilities be eligible to purchase Products in accordance with the prices and terms and conditions set forth in the GPA. To the extent that Supplier desires to include any class of Participating Facility, Supplier must note such inclusion below. Supplier acknowledges that Amerinet may pursue alternative agreements with other suppliers to provide the appropriate benefits to all Participating Facilities across the continuum of care.

Please mark classes of trade which Supplier desires to include for access to the prices and terms and conditions set forth in this GPA and attach hereto a description of Supplier’s current performance capabilities (and differentiated marketing, sales and distribution, if applicable) relative to each class of trade.

☒        Hospital
☒        Surgery Center
☒        Long Term/Extended Care
☒        Clinic
☒        Physician Practice
☐  Home Health Care
☒        Staff Model HMO
☐         Laboratory
☒        Integrated Delivery Network
☒        Education (K-12)
☒        Education (College/University)
☐         Human Services Agency ____ Retail Pharmacy
☒        Emergency Medical Services
☐        Other (Non-Traditional – Choose From List Below)
☐         Cities and Municipalities
☐         Construction and Contracting
☐         Fire and Rescue Districts
☐         Fitness Centers
☐         Hospitality
☐         Manufacturing
☐         Professional Services
☐         Veterinarians
☐         Other  ____________________________________________________________________
☐         All of the above

Describe Supplier’s current performance capabilities (and differentiated marketing, sales and distribution, if applicable) relative to each class of trade.

Because CODESMARTTM is an online platform it is extremely scalable and can be delivered to millions of users  simultaneously. The learning platform is backed by Florida International University, the largest State school in Florida and a major online infrastructure.

The outsourced coding is delivered by over 400 of the countrty’s leading coders on a remote electronic basis.This is also a very scalable delivery model and all work can be done remotely.

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Supplier Initials	Amerinet Initials

SECTION VI....PARTICIPATING FACILITIES DESIGNATION, LOADING AND RECOGNITION PROCEDURE

Within thirty (30) days the supplier shall return the effective date and any appropriate tier level to which the member is loaded to the Amerinet Contract Access Team via e-mail. ContractAccessTeam@amerinet-gpo.com

Attach a description of Supplier’s process for loading the Participating Facilities into its reporting systems and tracking and reporting the Sales to the Participating Facilities under this Agreement as well as any Agreement specific forms required for the designation(s) described in (e) and (f) below. The description should include but is not limited to information concerning how Supplier:

(a)	Adds Participating Facilities as identified on the Membership List

(b)	Deletes Participating Facilities who are no longer eligible for the benefits provided by this Agreement

(c)	Enters pricing terms into its reporting systems

(d)	Makes such pricing terms available to Authorized Distributors and Participating Facilities across the continuum of care

(e)	Recognizes and designates primary, secondary or similar reporting differentiation for Participating Facilities that are members of multiple group purchasing organizations, and

(f)	Uses Bilateral Agreements and letters of commitment, if applicable

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Supplier Initials	Amerinet Initials

SECTION VII....CONTRACT REPORTING- SUPPLIER WILL BE PROVIDED WITH A SALES REPORTING TEMPLATE MORE SUITED TO SERVICES.

Agreement Activity Report - The preferred Agreement Activity Report method is Electronic Data Interchange (EDI). As a customer service offering for those Suppliers unable to provide in this format, we will accept Microsoft Excel in the record layout outlined below; however, please contact the eBusiness department directly at eBusiness@amerinet-gpo.com for additional details. The record layout included in the embedded spreadsheet (eCatalog.xls) must be followed when submitting product/pricing information utilizing Microsoft Excel.

Amerinet Contract Number	Supplier Name	Supplier Customer Number	Amerinet Member Number	Member Name	Member Address	Member City	Member State	Member Zip	Sales Amount	Administrative Fee Percentage	Total Administrative Fee Amount	Report Begin Date	Report End Date
Text(8)	Text(30)	Text(15)	Number(6)	Text(60)	Text(60)	Text(35)	Text(2)	Number(9)	Number(11,2)	Number(6,3)	Number(11,2)	Date (mmddyyyy)	Date (mmddyyyy)
AS10210	CodeSmart

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Supplier Initials	Amerinet Initials

SECTION VIII... REBATE REPORT (if applicable) Does not apply to supplier

SECTION IX....SUPPLIER’S REPORTING PERIOD AND METHOD

Please note the reporting frequency and delivery method below, and reference any supplementary information regarding supported file types and record layouts.

Agreement Administrative Fee and Agreement Activity Reporting period (Please mark one)

☐       Monthly                    ☒ Quarterly

Rebate reporting period (Not applicable)

Supported file types Amerinet will accept include (Please mark one):

☐       Electronic Data Interchange (EDI) – Must coordinate with Amerinet EDI Specialist
☒      Spreadsheet (Excel)
☐       Database (Access)
☐       ASCII Delimited
☐       Text

Reporting delivery method (Please mark one)

☐      AS2
☒  E-mail
☐      FTP
☐      VAN

Will Supplier assign its own internal contract identification number to the awarded Agreement?

☒     Yes    Please indicate the contract number ☐ A-215

☐      No

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Supplier Initials	Amerinet Initials

SECTION X....BUSINESS CLASSIFICATION INFORMATION

Participating Facilities may be required or encouraged by law, regulation and/or internal policy to do business with various types of small and small disadvantaged business concerns. To assist Participating Facilities in meeting such requirements or policies, Supplier shall complete the following information and agrees to provide, upon request by Amerinet or any Participating Facility, statistical or other information regarding Supplier’s status as, or utilization of, the noted types of business concerns.

Section 1:

Please check the following vendor classifications that describe your company and attach copies of the related certifications to this Agreement.

☐ Small Business: An enterprise that is independently owned and operated, is not dominant in its field of operation, and has qualified as a small business under the criteria and size standards established by the U.S. government (13 CFR 121). The number of employees and revenue can vary according to its products or services.

List the applicable NAICS Codes that your company meets according to the Small Business Adminstration:

☐ 8(a) Certified: A business concern certified by the U.S. Small Business Administration as an 8(a) business.

☐ Small Disadvantaged Business: A business concern certified by the U.S. Small Business Administration as a "small disadvantaged" business.

☐ Minority-Owned Businesses are at least 51% owned and operated by a U.S. citizen or citizens, and whose ancestry is:

●
Asian-Pacific American – United States citizen whose origins are in Japan, China, the Philippines, Vietnam, Korea, Samoa, Guam, the U.S. Trust Territory of the Pacific Islands (Republic of Palau), the Northern Mariana Islands, Laos, Kampuchea (Cambodia), Taiwan, Burma, Thailand, Malaysia, Indonesia, Singapore, Brunei, Republic of the Marshall Islands, or the Federated States of Micronesia

●	Black American – United States citizen having origins in any of the Black African racial groups
●	Hispanic American – United States citizen of Spanish culture whose origins are from Mexico, South America, Central America or the Caribbean Island, regardless of race.
●	Native American – American Indian, Eskimo, Aleut, and Native Hawaiian.
●	Subcontinent Asian American – United States citizen whose origins are in India, Pakistan, Bangladesh, Sri Lanka, Bhutan or Nepal.
●
Indian Tribe – Any Indian tribe, bank, nation, or other organized group or community of Indians, including any Alaska Corporation as defined in 13 CFR 124 which is recognized as eligible for the special programs and services provided by the U.S. to Indians because of their status as Indians, or which is recognized as such by the State in which such tribe, band, nation, group, or community resides

●
Native Hawaiian Organization – Any community service organization serving Native Hawaiians in, and chartered as a not-for-profit organization by, the State of Hawaii, which is controlled by Native Hawaiians, and whose business activities will principally benefit such Native Hawaiians

☐ Woman-Owned Business: A business concern at least 51% owned by one or more women, and the management and daily business operations of which are controlled by one or more women.

☐ Veteran-Owned Business: A business concern at least 51% owned by one or more qualified veterans, and the management and daily business operations of which are controlled by one or more qualified veterans.

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☐ Service Disabled Veteran-Owned Business: A business concern at least 51% owned by one or more qualified disabled veterans whose disability is service related, and the management and daily business operations of which are controlled by one or more qualified service disabled veterans.

☐ HUBZone Small Business: A small business with its principal office located in a HUBZone, with at least 35% of its employees residing in a HUBZone, and certified by the U.S. Small Business Administration.

Section 2:

If your company does not qualify for one of the above business classifications, but your company manufacturers and/or distributes products or services from another company that does qualify for one of the above business classifications, please provide the names of those organizations and the product/services manufactured and/or distributed. (Please attach additional pages if necessary).

☐ CODESMARTTM has a strategic relationship with and have the ability to utilize their designation when necessary, which is a " service disabled veteran owned small business‖. That company is:

Visionary Consulting Partners, LLC
4031 University Drive, Suite 200
Fairfax Innovation Center
Fairfax, VA 22030-3409

They provide healthcare related consulting services for ICD-10 and clinical issues.

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Supplier Initials	Amerinet Initials

SECTION XI....HIPAA READINESS

On December 30, 2000 the Department of Health and Human Services, under congressional direction, issued the final version of the Privacy regulation outlined under the Health Insurance Portability and Accountability Act of 1996 (HIPAA). The rule guarantees that patients shall be protected against disclosure or misuse of their Protected Health Information. A stipulation of this regulation requires that a Business Associate Agreement should exist between a "covered entity" (healthcare provider) and a "non-covered entity" (Business Associate) that provides products or services for the "covered entity" that involves disclosure or exchange of a patient’s Protected Health Information.

Amerinet Choice and Amerinet are seeking HIPAA readiness information from each of our contracted suppliers. This information will be provided to our membership through the "Members Only" Section of Member Resources, our contract information catalogue. The information provided by Amerinet Choice and Amerinet can then be used by Participating Facilities to help them determine if they should take further action (e.g., develop a Business Associate Agreement) with Supplier.

Please mark one of the choices below:

☒ Yes, Supplier is HIPAA ready (HIPAA ready means Supplier can execute a Business Associate Agreement per the terms of HIPAA Regulations)

☐ No, Supplier is not HIPAA ready

☐ HIPAA is not applicable to Supplier’s Products or services

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Supplier Initials	Amerinet Initials

SECTION XII.... GROUP DESIGNATION FORM

TO:	Amerinet Choice, LLC (OEM)
(Company Name)

RE:	AS10210	A-215
	(Contract Number)	(Supplier Internal Contract Number)

FOR:
(Product Category)

Please be advised that this Member chooses to use your Products covered under the Amerinet contract referenced above. Please take steps necessary to ensure this Member receives correct Amerinet contract pricing and all other value-added services and benefits provided pursuant to such contract. Properly credit and report to Amerinet all purchases made by this Member as per the terms of the Agreement.

Designated Authorized Distributor*:

Branch Location:	Account #:

Member Name*:	Member #*:

Address*:	GLN #:

City, State, Zip*:	Telephone*:

Authorized By (Print Name)*:

E-Mail Address*:

Signature*:

Title*:

Date*:	DEA # (if using Pharmacy*):

Member Facility Type*:	Annual Dollar Volume*:

*Indicates required field
Return completed form to:
Amerinet
Contract Access Team
10 Charles Street
Providence, RI 02904
(800) 333-3308 FAX
Email: ContractAccessTeam@amerinet-gpo.com

**VENDOR RESPONSE REQUESTED**

Indicate approval/effective date for above Member:

Email/fax back to:

Amerinet
(800) 333-3308 FAX
Email: ContractAccessTeam@amerinet-gpo.com

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Supplier Initials	Amerinet Initials

SECTION XIII....EXCLUSIVE GROUP FORM

Date:

Dear Amerinet Supplier:

As an authorized representative of the Member listed below, I am requesting that our Member be considered a sole group Member of Amerinet for all purchases of required Products, across all divisions of Amerinet. Pursuant to this sole group declaration, all sales under contract must be reported to Amerinet and our Member should be removed from any other group purchasing organization’s membership roster.

Thank you for your support of our Member.

Member Name:	Member No.:

Address:

City/State/Zip:

DEA #:

Member GLN (Global Location Number):

Authorized Representative:

Name (printed):

Title:

Effective Date:

Return completed form to:
Amerinet
Contract Access Team
10 Charles Street
Providence, RI 02904
(800) 333-3308 FAX
Email: ContractAccessTeam@amerinet-gpo.com

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Supplier Initials	Amerinet Initials

SECTION XIV. Amerinet, Inc. Surcharge or Price adjustment Position Statement- Not applicable

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SECTION XV...Supplier Audit Form

Date February 10, 2013
Supplier Name          The CODESMARTTM GROUP                                                       Phone             646-526-7867

Address             103 Waters Edge                                                                                        Fax

City/State/Zip           Congers, NY 10920

Web Address           www.codesmartuniversity.org

Supplier Contact Information

Chief Executive Officer             Ira Shapiro                                                                          Phone          646-526-7867

Amerinet Choice Contact            Ira Shapiro                                                                      Title                  CEO

E-Mail   Address             ishapiro@codesmartgroup.com

Phone                646-526-7867

Quality Assurance Contact

Name          Sharon Franey                                Title      COO                                             Phone         717-917-5138

Reports to          Ira Shapiro                               Title         CEO                                           Phone          646-526-7867

Customer Service Contact

Name            John Geraghty                               Title        VP                                               Phone           201-661-0275

Reports to         Ira Shapiro                                 Title      CEO                                             Phone

Financial               Annual Sales Volume (total company)                                                $ ___14,500,000

Years in Business            2 years

Ownership                                 Corporation ☒                       Partnership ☐                    Private ☐

Minority Owned                        Yes ☐                                      No  ☒

Personnel             Total Employed              35                                                        No of Manufacturing Employees        NA

Union Shop                                 Yes ☐                                      No ☒

QA Staff             Managers         3                Supervisors         2               Inspectors        NA

Facilities               Total Square Footage          1500                    Office          x                      Plant

Location in                                Industrial Park ☐        Urban ☐     Suburban ☒              Rural ☐

Current Quality Certificates Held

☐ ISO/QS – 9001, 9002, 9003                                                                             ☐ State Quality Leader
☐ Malcom Baldridge Quality Award                                                                   ☐ Industry or Major Customer Quality Award

X Over 80 industry related endorsements

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Supplier Initials	Amerinet Initials

Regulatory
Is your facility registered with the FDA?	N/A ☒	Yes ☐	No ☐
Registration Number

Has your facility been audited by the FDA?	N/A ☒	Yes ☐	No ☐
Date of last inspection

Was your facility issued a 483 report?	N/A ☒	Yes ☐	No ☐

If licensed to manufacture drugs, do you manufacture controlled substances?	N/A ☒	Yes ☐	No ☐

DEA license number                    NA

Supplier Profile

Principal Products or Services __Top ranked on-line education programs for ICD-10_, Outsourced medical coding, Coding and clinical documentation continuing education, ICD-10 transition project management.

List Primary Customers ___State University of New York_, State of Florida, University of Central Florida School of Medicine, South Florida Regional Extension Center, Mount Sinai Hospital,_Lakeland Regional Hospital,_Polk State college, Bellevue Community College,etc.

References (Customers): 1)            South Florida regional extension center

                                            2)             State University of New York

List process capabilities and special manufacturing equipment essential to material being procured:	List manufacturing done by outside sources (packaging, kit assembly, sterilization, etc.)
1.NA	1.NA
2.	2.
3.	3.
4.	4.

Comments/Recommendations:

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QUALITY PROGRAM DOCUMENTATION

a.	Is a current copy of the Quality Manual available?
	Where is it located? _________________________	N/A	Yes☐	No☐

b.	Is the Quality Manual used in manufacturing/processing?
	Please explain ___________________________________	N/A☒	Yes☐	No☐

c.	Does the Quality Manual define procedures?
	Please explain ________________________	N/A☒	Yes☐	No☐

d	Are you ISO Certified? Is so, which standard? ________________	N/A☒	Yes☐	No☐
Please forward/attach a copy of certificate.

QUALITY CONTROL PLANS

a.	Is there a procedure developing Quality Control plans?
	Please explain___Provided by FIU _______________________	N/A☐	Yes☐	No☐

b.	Are Quality Control plans on file for all products?
	Where are they located? ____Miami, FL ______________________	N/A☐	Yes☐	No☐

c.	Are controls shown on approved plans current?	N/A☐	Yes☐	No☐

SUBCONTRACTOR CONTROL

a.	Are the quality capabilities of subcontractors reviewed prior to placing an order?	N/A☒	Yes☐	No☐

b.	Is there a procedure for subcontractor audits?
	Please explain ___________________________	N/A☒	Yes☐	No☐

c.	Are all subcontractors audited?	N/A☒	Yes☐	No☐

d.	Are only critical subcontractors audited?	N/A☒	Yes☐	No☐

e	Is an Approved Supplier List available and current?
	Where is it located? __________________________	N/A☒	Yes☐	No☐

RECEIVING INSPECTION

a.	Are procedures established governing the receiving inspection activities?
	Where are they located? ________________________________________	N/A☒	Yes☐	No☐

b.	Are received goods controlled until inspection is complete?
	Please explain ___________________________________________	N/A☒	Yes☐	No☐

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c.	Are proper specifications and inspection instruments available?
	Where are they located? _____________________________________	N/A☒	Yes☐	No☐

d.	Are any statistically based acceptance sampling plans used?
	Where are they located? _________________________________________	N/A☒	Yes☐	No☐

e.	Are procedures established for identifying and controlling discrepant received goods?
	Please explain _________________________	N/A☒	Yes☐	No☐

f.	Are received goods inspection records maintained?
	Where are they located? ______________________	N/A☒	Yes☐	No☐

MATERIAL STORAGE

a.	Are procedures established for controlling the storage and issuance of age sensitive materials?
	Please explain __________________________	N/A☒	Yes☐	No☐

PROCESS CAPABILITY/CONTROLS

a.	Are procedures established for determining process capability?
	Please explain _____________________________________	N/A☒	Yes☐	No☐

b.	Are statistically based process capability studies routinely performed?
	How often? _________________________________________	N/A☒	Yes☐	No☐

c.	Are process changes made according to a formal change system and documented?
	Please explain __________________________________________	N/A☒	Yes☐	No☐

d.	Are adequate acceptance and rejection criteria provided for the output of each process?
	Please explain _____________________________________________	N/A☒	Yes☐	No☐

e.	Are in-process and rejected items adequately identified and/or segregated to prevent mix-ups?
	Please explain	N/A☒	Yes☐	No☐

STATISTICAL PROCESS CONTROL

a.	Are procedures established for statistical process control?
	Please explain __________________________________	N/A☒	Yes☐	No☐

b.	Are process control charts routinely used?	N/A☒	Yes☐	No☐

c.	Are “out of control” incidents investigated and resolved?
	Please explain ___________________________________	N/A☒	Yes☐	No☐

IN-PROCESS INSPECTION

a.	Are procedures established for In-Process Inspection activities?	N/A☒	Yes☐	No☐
Please describe or attach procedures

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b.	Is In-Process Inspection routinely used?	N/A☒	Yes☐	No☐

c.	Are proper specifications and inspection instruments available?
	Please explain _________________________________________	N/A☒	Yes☐	No☐

d.	Is first article inspection conducted and recorded prior to production processing?	N/A☒	Yes☐	No☐

e.	Are any statistically based acceptance sampling plans used?	N/A☒	Yes☐	No☐
If so, based on: ____________________________________

f.	Are procedures established for identifying and controlling discrepant materials?
	Please explain ________________________	N/A☒	Yes☐	No☐

g.	Are In-Process Inspection records maintained?
	Where are they located? __________________	N/A☒	Yes☐	No☐

FINAL INSPECTION

a.	Are procedures established for final inspection activities?
	Where are they located?	N/A☒	Yes☐	No☐

Please describe or attach procedures

b.	Are proper specifications and inspection instruments available?
	Please explain ________________________________	N/A☒	Yes☐	No☐

c.	Are any statistically based acceptance sampling plans used?	N/A☒	Yes☐	No☐
If so, based on: ________________________________

d.	Is acceptable product identified in some manner?	N/A☒	Yes☐	No☐

e.	Are procedures established for identifying and controlling discrepant material?
	Please explain _________________________________	N/A☒	Yes☐	No☐

f.	Are final inspection records maintained?
	Where are they located? ______________________	N/A☒	Yes☐	No☐

PERSONNEL TRAINING

a.	Are there sufficient personnel with the necessary education, background, training and experience to assure that all design manufacturing operations are correctly performed?
	Please explain ___________________________	N/A☒	Yes☐	No☐

b.	Are training programs conducted and documented?
	Where are they located? ___________________________	N/A☒	Yes☐	No☐

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c.	Is periodic training provided for production personnel?
	How often? _______________	N/A☒	Yes☐	No☐

d.	Is periodic training provided for inspection personnel?
	How often? _______________	N/A☒	Yes☐	No☐

e.	Is there a system in place for critical skills training and/or certification?
	Please explain _____________________________________	N/A☒	Yes☐	No☐

f.	Are all employees made aware of device defects which may occur from the improper performance of their specific jobs?	N/A☒	Yes☐	No☐

g.	Are these programs evaluated for effectiveness in meeting established employee requirements?	N/A☒	Yes☐	No☐

h.	Are all employees, including salespersons made aware that they must report all complaints received from any source to the company complaint department?	N/A☒	Yes☐	No☐

PRODUCT PACKAGING

a.	Is packaging capable of protecting the product?
	Please explain ________________	N/A☒	Yes☐	No☐

b.	Is a date stamp used on the packaging?	N/A☒	Yes☐	No☐

c.	Is a lot # stamp used on the packaging?	N/A☒	Yes☐	No☐

DISCREPANT MATERIAL REVIEW
a.	Are procedures established for governing the Material Review activities?
	Where are they located?	N/A☒	Yes☐	No☐
b.	Is a QA/QC representative involved in the Material Review Board activities?	N/A☒	Yes☐	No☐
c.	Do corrective actions result from Material Review Board decision?
	Please explain	N/A☒	Yes☐	No☐
TOOL AND GAUGE CALIBRATION
a.	Is a documented calibration system available?
	Please explain	N/A☒	Yes☐	No☐
b.	Are all applicable instruments in calibrations?	N/A☒	Yes☐	No☐

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c.	Are calibration requirements available for each instrument?	N/A☒	Yes☐	No☐⁯

d.	If production tooling is used for inspection, is it subject to calibration control?	N/A☒	Yes☐	No☐⁯

e.	Is a calibration recall system in place?

	Please explain	N/A☒	Yes☐	No☐

f.	Is all calibration performed traceable to the National Bureau of Standards?	N/A☒	Yes☐	No☐

CONTROL OF CUSTOMER REQUIREMENTS

a.	Are copies of current customer requirements maintained on file?
	Where are they located?	N/A☒	Yes☐	No☐

b.	Are there procedures in place for governing the implementation of customers requirement, changes and are they subject to review by the QA/QC department?
	Please explain	N/A☒	Yes☐	No☐

c.	Are requirements available for product verification?
	Where are they located?	N/A☒	Yes☐	No☐

COMPLAINT RESPONSE PROCEDURE CUSTOMER COMPLAINTS

a.	Are procedures governing a complaint response system in place?
	Please explain __Backend operations managed by Florida international University, our business partner.	N/A☐	Yes☒	No☐

b.	Do effective corrective actions result from complaints?	N/A☐	Yes☒	No☐

c.	Are follow-up activities on corrective actions performed?
	Please explain __Customers are contacted	N/A☐	Yes☒	No☐

d.	Is there a group or individual assigned to handle customer inquiries and follow up on complaints?
	Please explain __Call center in Miami	N/A☐	Yes☒	No☐

e.	Is there a periodic review of complaint files for trends?
	How often? Monthly	N/A☐	Yes☒	No☐

f.	Are periodic defects verified by manufacturing through testing?
	Please explain	N/A☒	Yes☐	No☐

g.	Complaint Files kept for _____7______(years)	N/A☒	Yes☐	No☐

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RECALL CAPABILITIES
a.	Is there a company recall plan? Where is it Located?	N/A☒	Yes☐	No☐

	If yes, please provide a copy of the plan	N/A☒	Yes☐	No☐

Does the plan include:
	How decisions are made and by whom?	N/A☒	Yes☐	No☐

	How recall will be accomplished?	N/A☒	Yes☐	No☐
	Instructions for recovery and accountability of recalled product?	N/A☒	Yes☐	No☐

b.	Do shipping or distribution records on file show:

	Customer or distributor name and address?	N/A☒	Yes☐	No☐

	Date of shipments and quantity?	N/A☒	Yes☐	No☐

	Lot or serial number of product shipped?	N/A☒	Yes☐	No☐

c.	Are distribution records stored in computer?	N/A☒	Yes☐	No☐

d.	Distribution records are maintained for (years)	N/A☒	Yes☐	No☐

REGULATORY COMPLIANCE
a.	Is the plant registered as a device manufacturer?	N/A☒	Yes☐	No☐

b.	Are the survey product(s) listed with Bureau of Medical Devices?	N/A☒	Yes☐	No☐

c.	Are all necessary approvals for marketing products available?	N/A☒	Yes☐	No☐

d.	Is there an internal formal auditing program of the company’s operation?	N/A☒	Yes☐	No☐
If so, completed by whom?
	How often is this performed?	N/A☒	Yes☐	No☐
	May we share this information with authorized Amerinet Distributors when applicable?	N/A☐	Yes☒	No☐

THIS SUPPLIER EVALUATION REPORT HAS BEEN COMPLETED BY:

Ira Shapiro ______________________	CEO _______________________________	_____________________
Name	Title	Date

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Supplier hereby submits this completed Supplier Response Document, together with the foregoing signed License and Supply Agreement, to Amerinet Choice and Amerinet as its complete contract proposal.

SUPPLIER NAME:
ADDRESS:	The CODESMART GROUP, Inc.
103 Waters Edge
Congers, NY 10920

REGISTERED AGENT:
ADDRESS:

AUTHORIZED REPRESENTATIVE:

BY:	/s/ Ira Shapiro
PRINTED NAME:	Ira Shapiro
TITLE:	CEO
DATE:	April 17, 2013

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